UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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HERTZ GLOBAL HOLDINGS, INC.
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Hertz Global Holdings, Inc.

Notice of 2018 Annual Meeting of
Stockholders and Proxy Statement

Hertz Global Holdings, Inc.
8501 Williams Road
Estero, FL 33928

April 3, 2018

Dear Stockholder:

You are cordially invited to attend our 2018 annual meeting of stockholders (the "2018 Annual Meeting") to be held at 10:30 a.m. (Eastern Time) on May 22, 2018, via the Internet at www.virtualshareholdermeeting.com/HTZ2018.

We will be using the “Notice and Access” method of providing proxy materials to you via the Internet at www.proxyvote.com, instead of providing the proxy materials by mail. On or about April 6, 2018, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report to stockholders for 2017 and how to vote. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

Your vote is important and we encourage you to vote as promptly as possible. Whether or not you plan to attend the 2018 Annual Meeting via the Internet, you may vote by following the instructions set forth in the Notice, this proxy statement or as set forth in the proxy card. If you attend the 2018 Annual Meeting via the Internet, you may vote your shares online. Log-in for the 2018 Annual Meeting will be available beginning at 10:15 a.m. (Eastern Time). In order to vote and participate at the 2018 Annual Meeting, a stockholder must be a stockholder as of the close of business on the record date, March 27, 2018. Thank you for considering the matters presented in the proxy statement.

Sincerely,
Henry R. Keizer
Independent Non-Executive Chair

Notice of 2018 Annual Meeting of Stockholders
of Hertz Global Holdings, Inc.

The Board of Directors of Hertz Global Holdings, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on May 22, 2018 (the "2018 Annual Meeting"), beginning at 10:30 a.m. (Eastern Time) via the Internet as described below. This proxy statement and accompanying materials were filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2018, and we expect to first send the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders on or about April 6, 2018.

Time and Date:	10:30 a.m. (Eastern Time), Tuesday, May 22, 2018

Place:	Via the Internet at www.virtualshareholdermeeting.com/HTZ2018

Proposals:	1. Election of the seven nominees identified in the accompanying proxy statement to serve as directors until the next annual meeting of stockholders;

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the year 2018;

3.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation; and

4.	Transaction of any other business that may properly be brought before the 2018 Annual Meeting.

The Board of Directors recommends a vote FOR each of Proposals 1, 2 and 3

Who Can Vote:
Only holders of record of the Company’s common stock at the close of business on March 27, 2018 will be entitled to vote at the 2018 Annual Meeting. You may vote with respect to the matters described in the proxy statement by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”) or through the procedures described in this proxy statement.

Date of Mailing:	This proxy statement and accompanying materials were filed with the SEC on April 3, 2018, and we expect to first send the Notice to stockholders on or about April 6, 2018.
Richard Frecker
Executive Vice President,
General Counsel and Secretary

Estero, Florida
April 3, 2018

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be held May 22, 2018

The Notice of the 2018 Annual Meeting and Proxy Statement and the 2017 Annual Report to Stockholders are available at www.proxyvote.com

Unless the context otherwise requires, in this proxy statement (i) the “Company” means Hertz Global Holdings, Inc., which was formerly known as Hertz Rental Car Holding Company, Inc. until June 30, 2016, (ii) “Hertz” means The Hertz Corporation, our primary operating company, (iii) “we,” “us” and “our” mean the Company and its consolidated subsidiaries, (iv) “our Board” or “the Board” means the Board of Directors of the Company, (v) “our common stock” means the common stock of the Company, (vi) “former Hertz Holdings” means Hertz Global Holdings, Inc., which was renamed Herc Holdings Inc. on June 30, 2016 in connection with the Spin-Off and (vii) the “Spin-Off” means the separation of former Hertz Holdings’ car rental business from the equipment rental business through a reverse spin-off, which was completed on June 30, 2016.

Election of Directors (Proposal 1)

Upon the recommendation of the Nominating and Governance Committee, our Board has nominated the seven nominees identified below for election at the 2018 annual meeting of our stockholders (the "2018 Annual Meeting"). If elected, the nominees for election as directors will serve until the next annual meeting and until their successors are elected and qualified or until their death, resignation or removal. All of the nominees are currently directors of the Company who were elected at the 2017 annual meeting of our stockholders (the "2017 Annual Meeting").

The Nominating and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate’s ability to make a positive contribution to the Board’s overall function. The Nominating and Governance Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership to support our role as one of the world’s leading car rental companies. The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the Nominating and Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board’s mission. After conducting the foregoing analysis, the Nominating and Governance Committee makes recommendations to the Board regarding director nominees. In its annual assessment of director nominees, the Nominating and Governance Committee does not take a formulaic approach, but rather considers each prospective nominee’s diversity in perspectives, personal and professional experiences and background and ability. In making director nominations, the Nominating and Governance Committee takes into account the overall diversity of the Board and evaluates the Board considering, among other things, the attributes discussed in “Corporate Governance - Policy on Diversity” below.

The Board also evaluates, from time to time, the size of the Board as well as the structure and membership of the committees. In determining the number of directors, committee membership and structure of the committees, the Board considers several factors, including the attributes and experience of the members of our Board, the oversight responsibilities required for a Company of our size and complexity and the listing standards of the New York Stock Exchange ("NYSE"). For additional information on the Board selection process see "Corporate Governance" below.

Director Nominees

Our Nominating and Corporate Governance Committee and our Board have determined that each of the nominees possesses the right skills, qualifications and experience to effectively oversee our long-term business strategy. Biographical information about each nominee, as well as highlights of certain notable skills, qualifications and experience that contributed to the nominee’s selection as a member of our Board and nomination for re-election at our 2018 Annual Meeting, are included on the following pages.

Although our Board does not anticipate that any of the nominees will be unable to stand for election as a director at our 2018 Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be designated by our Nominating and Governance Committee and our Board.

✓	Our Board recommends that shareholders vote “FOR” the election of each of the following nominees.

1	Hertz Global Holdings, Inc. 2018 Proxy Statement

Election of Directors (Proposal 1)

David Barnes	Mr. Barnes has served as a director of the Company since June 2016 and Hertz since May 2016. Mr. Barnes is 62 years old.
Business Experience
Mr. Barnes is the former Senior Vice President, Chief Information and Global Business Services Officer of United Parcel Service, Inc. (“UPS”), a role he served in from 2011 to 2016. From 2005 to 2011, Mr. Barnes served as UPS Senior Vice President and Chief Information Officer. UPS is the world’s largest package delivery company, a leader in the U.S. less-than-truckload industry, the premier provider of global supply chain management, advanced logistic solutions and an operator of one of the world’s largest airlines. In his role as Chief Information Officer of UPS and a member of the UPS Management Committee, Mr. Barnes was responsible for all aspects of UPS technology utilized in over 220 countries and territories. He also chaired the UPS Information Technology Governance Committee responsible for global technology strategy, architecture, mobility, hardware design and research and development. In addition, he was responsible for Information Security, served as Co-Chair of the Enterprise Risk Committee and was a member of the UPS Corporate Strategy and the Finance Committees. Prior to serving as a member of UPS' Management Committee, he held a number of key leadership positions throughout his 39 year career at UPS in areas including technology development, operations, UPS airline, International Custom House Brokerage, mergers and acquisitions and finance.

Mr. Barnes currently serves as Senior Advisor for Bridge Growth Partners LLC (“Bridge Growth”) and in this capacity serves as a member of the board of directors for several privately-held companies in Bridge Growth’s technology investment portfolio. Mr. Barnes currently serves as an emerging technology advisor for Tech Mahindra, Inc.

Directorships During Past 5 Years
Mr. Barnes was a director at Ingram Micro Inc., a global technology and supply chain service provider, from June 2014 to December 2016, where he was a member of the Audit Committee and Chair of the Technology Committee.

Executive Officer Experience	Mr. Barnes has significant management and leadership skills gained as Chief Information Officer of UPS and as a member of the UPS Management Committee.
Operations Expertise
Mr. Barnes’ role as a former Chief Information Officer of a company with millions of worldwide touchpoints and transactions provides the Board with critical experience regarding our domestic and international operations.

Strategy, Cybersecurity and Technology Experience
Mr. Barnes provides our Board with valuable insights on incorporating technology into our ongoing operations, and utilizing technology-based solutions to streamline our business and improve the customer experience. In addition, he provides significant experience managing cybersecurity and information privacy.

SungHwan Cho
Mr. Cho has served as a director of the Company and Hertz since May 2017. Mr. Cho is 44 years old and is affiliated with Carl Icahn. For our arrangements with Carl Icahn, see the information under “Certain Relationships and Related Party Transactions — Agreements with the Icahn Group.”

Business Experience
Mr. Cho has served as Chief Financial Officer of Icahn Enterprises L.P. ("Icahn Enterprises"), a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises since October 2006.

Directorships During Past 5 Years
Mr. Cho has been a director of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013, Icahn Enterprises, since September 2012, CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012, and American Railcar Industries, Inc., a railcar manufacturing company, since June 2011 (and has been Chairman of the Board of American Railcar Industries since July 2014). In addition, Mr. Cho serves as a director of four wholly-owned subsidiaries of Icahn Enterprises. Mr. Cho was previously a director of: CVR Partners LP, a nitrogen fertilizer company, from May 2012 to April 2017; Viskase Companies, Inc., a meat casing company, from November 2006 to April 2017; and Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. Each of these entities, with the exception of Take-Two Interactive Software Inc., are indirectly controlled by Carl Icahn. Carl Icahn also previously had a non-controlling interest in Take-Two Interactive Software through the ownership of securities.

Finance and Strategic Experience	Mr. Cho provides our Board with significant financial and strategic experience gained through his multiple directorships.

2	Hertz Global Holdings, Inc. 2018 Proxy Statement

Election of Directors (Proposal 1)

Operating and Corporate Governance Experience	Mr. Cho’s service in other director roles provides our Board extensive operating and governance experience as well as providing perspectives on the strategy and direction of our Company.
Capital Markets Experience	Mr. Cho’s experience developed through Icahn-related entities provides our Board with important expertise in capital markets and finance matters.

Vincent Intrieri
Mr. Intrieri has served as a director of the Company since June 2016 and Hertz since September 2014. Mr. Intrieri is 61 years old. Mr. Intrieri is a director designated to our Board by Carl Icahn. For our arrangements with Carl Icahn, see the information under “Certain Relationships and Related Party Transactions — Agreements with the Icahn Group.”

Business Experience
Mr. Intrieri is the CEO and founder of VDA Capital Management LLC, a private investment fund, and was formerly employed by Icahn-related entities from October 1998 to December 2016 in various investment-related capacities. From January 2008 until December 2016, Mr. Intrieri served as Senior Managing Director of Icahn Capital LP, the entity through which Carl Icahn manages private investment funds. In addition, from November 2004 to December 2016, Mr. Intrieri served as a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Carl Icahn invests in securities.

Directorships During Past 5 Years
Mr. Intrieri has been a director of Energen Corporation, an independent oil and gas exploration and production company, since March 2018, Conduent Incorporated, a provider of diversified business process services, since January 2017, Transocean Ltd., a provider of offshore contract drilling services for oil and gas wells, since May 2014, and Navistar International Corporation, a truck and engine manufacturer, since October 2012. Mr. Intrieri was previously: a director of Chesapeake Energy Corporation, an oil and gas exploration and production company, from June 2012 to September 2016; a director of CVR Refining, LP, an independent downstream energy limited partnership, from September 2012 to September 2014; a director of Forest Laboratories, Inc., a supplier of pharmaceutical products, from June 2013 to June 2014; a director of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to May 2014; and a director of Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, from December 2007 to June 2013.

Accounting and Finance Experience	Mr. Intrieri’s significant financial and accounting experience through his directorships and former employment with the Icahn-related entities makes him an important advisor to our Board.
Corporate Governance Experience	Mr. Intrieri’s multiple directorships give Mr. Intrieri a deep understanding of board responsibilities and provides our Board with strategic oversight capabilities.
Strategic and Risk Management Knowledge
Mr. Intrieri’s experience at the Icahn-related entities and his multiple directorships provide our Board important strategic experience and knowledge of appropriate risks to execute our business strategies.

Henry Keizer
Mr. Keizer has served as a director of the Company since June 2016 and Hertz since October 2015. Mr. Keizer is 61 years old. He has served as Independent Non-Executive Chair of the Company and Hertz since January 2017.

Business Experience
Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG, the U.S.-based and largest individual member firm of KPMG International (“KPMGI”), a role from which he retired in December 2012. KPMGI is a professional services organization that provides audit, tax and advisory services in 152 countries. Prior to serving as Deputy Chairman and Chief Operating Officer, Mr. Keizer held several key leadership positions throughout his 35 years at KPMG, including Global Head of Audit from 2006 to 2010, and U.S. Vice Chairman of Audit from 2005 to 2010.

Directorships During Past 5 Years
Mr. Keizer currently serves as a trustee and Audit Committee chair of BlackRock Funds, an investment company. He is also a member of the Board of Directors of Sealed Air Corp., a leading provider of packaging solutions, and of WABCO, a global innovator and manufacturer of technologies for commercial vehicles. He is a member of the Board of Directors of Park Indemnity Ltd., a Bermuda captive insurer affiliated with KPMGI. He previously served as a director and Audit Committee chair of MUFG Americas Holdings, Inc. and MUFG Union Bank, a financial institution and a bank holding company, respectively, from 2014-2016. He was also a director and Audit Committee chair of Montpelier Re Holdings, Ltd., a global property and casualty reinsurance company, until it merged with Endurance Specialty Holdings Ltd. in July 2015.

3	Hertz Global Holdings, Inc. 2018 Proxy Statement

Election of Directors (Proposal 1)

Executive Officer and Leadership Experience	Mr. Keizer has significant management, operating and leadership skills gained as Deputy Chairman and Chief Operating Officer of KPMG and as a director of multiple public and private companies.
Accounting, Financial Reporting and General Industry Experience
Mr. Keizer, a certified public accountant, has extensive knowledge and understanding of financial accounting, internal control over financial reporting and auditing standards from his 35 years of experience and key leadership positions he held with KPMGI. Mr. Keizer also has over three decades of diverse industry perspective gained through advising clients engaged in manufacturing, banking, insurance, consumer products, retail, technology and energy, providing him with perspective on the issues facing major companies and the evolving business environment.

Risk Management Expertise	Mr. Keizer’s extensive leadership experience at KPMG provides the Board with expertise in risk management and oversight over our domestic and international operations.

Kathryn Marinello
Ms. Marinello has served as the President and Chief Executive Officer and a director of the Company and Hertz since January 3, 2017. Ms. Marinello is 61 years old. Ms. Marinello’s employment agreement provides that she will serve as President and Chief Executive Officer and as a director of the Company and Hertz.

Business Experience
Ms. Marinello previously served as a Senior Advisor of Ares Management LLC, a global alternative investment manager, since March 2014. Ms. Marinello served as the Chairman, President and Chief Executive Officer of Stream Global Services, Inc., a business process outsource service provider, from 2010 to March 2014. Ms. Marinello served as the Chairman, Chief Executive Officer and President of Ceridian Corporation, a provider of human resources software and services, from 2006 to 2010 (promoted to Chairman in 2007). She served in a broad range of senior roles over 10 years at General Electric Co., an international industrial and technology company, including leading global, multi-billion dollar financial and services businesses and subsidiaries. During this period, she served as the Chief Executive Officer and President of GE Fleet Services at GE Commercial Finance from October 2002 to October 2006 and GE Insurance Solutions from 1999 to 2002. She served as President and Chief Executive Officer of GE Financial Assurance Partnership Marketing Group, a diverse organization that includes GE’s affinity marketing business, Auto & Home Insurance business and Auto Warranty Service business from December 2000 to October 2002. Prior to this role, Ms. Marinello served as President of GE Capital Consumer Financial Services and also served as an Executive Vice President of GE Card Services, where she began her GE career in 1997. Prior to GE Capital, she served as President of the Electronic Payments Group at First Data Corporation, which provides electronic banking and commerce, debit and commercial processing to the financial services industry. She has also served in senior leadership positions at different financial institutions, including US Bank (previously First Bank Systems), Chemical Bank, Citibank and Barclays.

Directorships During Past 5 Years
Ms. Marinello has served as a director of the Volvo Group, a multinational manufacturing company, since April 2014. Ms. Marinello served as a member of the Supervisory Board at The Nielsen Company B.V., a global information and measurement company, from July 2009 to May 2017, as a director of General Motors, a global automotive company, from July 2009 to December 2016, and as a director of RealPage, Inc., a provider of property management software and solutions, from 2015 to March 2017.

Knowledge of the Automotive Industry	Ms. Marinello has demonstrated her expertise in the automotive industry through her experience at General Electric Co., and as a director of the Volvo Group and General Motors.
Leadership and Management Experience
Ms. Marinello, through her experiences as our CEO and as a former lead executive of large companies, as well as through her other directorships, has demonstrated excellent leadership abilities, financial and operational expertise, commitment, good judgment and management skills.

Executive Officer Experience	Ms. Marinello’s experience as head of several large companies, as well as her experience as our CEO, enables her ability to add strategic value to the Board.

4	Hertz Global Holdings, Inc. 2018 Proxy Statement

Election of Directors (Proposal 1)

Anindita Mukherjee	Ms. Mukherjee is a director nominee for the Company. Ms. Mukherjee is 52 years old.
Business Experience
Ms. Mukherjee has been the Global Chief Marketing Officer of S.C. Johnson & Son, Inc. ("SC Johnson"), a multinational consumer product manufacturer, since October 2015. Ms. Mukherjee previously held several senior positions with PepsiCo, Inc. ("PepsiCo"), a multinational food and beverage corporation, from 2005 until October 2015. These positions include President, Global Snacks Group and Global Insights in 2015; Senior Vice President and Chief Marketing Officer, Frito-Lay, Inc., a subsidiary of PepsiCo, Inc., from 2009 to 2015; Group Vice President, Marketing, Frito-Lay, Inc. from 2007 to 2009; and Vice President, Consumer Strategy and Insights, Frito-Lay, Inc. from 2005 to 2007. From 1994 to 2005, Ms. Mukherjee served in a variety of roles with Kraft Foods, Inc., a food and beverage manufacturing and processing company.

Directorships During Past 5 Years	Ms. Mukherjee served as a member of the board of directors of Calbee, Inc., a Japanese snack food maker, from June 2015 to October 2015 as a designee of PepsiCo.
Marketing and Strategy Experience
Ms. Mukherjee provides the Board with extensive experience and understanding of marketing and brand strategies through her roles at PepsiCo and SC Johnson, which are key areas for our Company’s growth.

Branding, Marketing and Media Expertise
Ms. Mukherjee brings expertise in branding, marketing and global media developed from her roles at two large retail consumer companies to support our continued efforts to develop and communicate our brand and product offerings.

International Business and Leadership Experience	Ms. Mukherjee’s experience in managing global branding and marketing efforts for retail consumer companies and her leadership experience provide our Board with specialized perspective and knowledge.

Daniel Ninivaggi
Mr. Ninivaggi has served as a director of the Company since June 2016 and Hertz since September 2014. Mr. Ninivaggi is 53 years old. Mr. Ninivaggi is a director affiliated with Carl Icahn. For our arrangements with Carl Icahn, see the information under “Certain Relationships and Related Party Transactions — Agreements with the Icahn Group.”

Business Experience
Mr. Ninivaggi serves as Chief Executive Officer of Icahn Automotive Group LLC, a provider of automotive parts distribution, repair and service, and as managing director of the automotive segment of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, positions he has held since March 2017. Mr. Ninivaggi served as a director of the Federal-Mogul Holdings Corporation, a global supplier of products and services related to vehicles and equipment, from March 2010 until March 2017, as Co-Chairman from May 2015 until March 2017 and as Co-Chief Executive Officer and Chief Executive Officer of Federal-Mogul’s motorparts segment from February 2014 to March 2017. Mr. Ninivaggi was President of Icahn Enterprises L.P. from April 2010 to February 2014, and its Chief Executive Officer from August 2010 to February 2014. From January 2011 to May 2012, Mr. Ninivaggi also served as the Interim President and Interim Chief Executive Officer of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, including most recently as Executive Vice President and Chief Administrative Officer from 2006 to 2009. Mr. Ninivaggi served as Of Counsel to the law firm of Winston & Strawn LLP from July 2009 to March 2010, where he previously served as a Partner.

Directorships During Past 5 Years
Mr. Ninivaggi has been a director of numerous public and private companies, including Navistar International Corporation, a manufacturer of commercial and military trucks, buses and engines, from August 2017 to the present; Icahn Enterprises G.P. Inc., which is the general partner of Icahn Enterprises L.P., which is listed on NASDAQ and majority-owned by investor Carl Icahn, from March 2012 until May 2015; CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, from May 2012 to February 2014; CVR GP, LLC, the general partner of CVR Partners LP, a nitrogen fertilizer company, from May 2012 to February 2014; Viskase Companies, Inc., a food packaging company, from June 2011 to February 2014; XO Holdings, a competitive provider of telecom services, from August 2010 to February 2014; Tropicana Entertainment Inc., a hotel and casino operator, from January 2011 to December 2015; and CIT Group Inc., a bank holding company, from December 2009 to May 2011.

5	Hertz Global Holdings, Inc. 2018 Proxy Statement

Election of Directors (Proposal 1)

Executive Officer and Leadership Experience
Mr. Ninivaggi provides the Board with leadership skills, significant management, strategic and operational experience through his roles of Chief Executive Officer of Icahn Automotive Group LLC, Co-Chief Executive Officer and Co-Chairman of Federal-Mogul Holdings and as a director and officer of multiple public and private companies.

Strategic and Risk Management Knowledge	Mr. Ninivaggi provides the Board significant experience in the evaluation of strategic opportunities and offers our Board perspectives on risk management with respect to our operations.
Extensive Knowledge of the Company’s Business and Industry
Mr. Ninivaggi provides the Board with specialized expertise on matters related to the automotive industry through his roles at Icahn Automotive Group LLC, Federal-Mogul Holdings, Lear Corporation and other directorships.

6	Hertz Global Holdings, Inc. 2018 Proxy Statement

Corporate Governance

Our business is managed under the direction of our Board. Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that we believe promote responsible oversight of management.

Board Independence

Our Board has affirmatively determined that Carolyn Everson, Ms. Mukherjee and Messrs. Barnes, Cho, Intrieri, Keizer and Ninivaggi are “independent” as defined in the federal securities laws and applicable NYSE rules for service on our Board. The standards for determining director independence are specified in Annex A to our Corporate Governance Guidelines.

In recommending to the Board that each of the independent directors be classified as independent, the Nominating and Governance Committee also considered whether there were any facts or circumstances that might impair the independence of each of those directors. In particular, the Nominating and Governance Committee considered that the Company, in the ordinary course of business, provides products and services to, and purchases products and services from, companies at which some of our directors serve, are affiliated with or are otherwise employed. In each case: (i) the relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers and (ii) the aggregate amounts of such purchases and sales were less than 2% of the consolidated gross revenues of (a) each of the Company and the other company in 2017 and 2016 and (b) each of former Hertz Holdings and the other company in 2015.

Board Meetings and Annual Meeting Attendance

Our Board held twelve meetings in 2017. Each of our directors attended 75% or more of the total number of meetings our Board held during the period in which he or she was a director and the number of meetings held by all Board committees on which he or she served. We do not have a policy regarding directors’ attendance at our annual meeting. All of our directors standing for re-election attended the 2017 Annual Meeting.

Board Committees

Our Board has five standing committees — the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Financing Committee and the Technology Committee. Each committee has a written charter and each charter is available without charge on the “Investor Relations — About Hertz—Committee Charters” portion of our website, www.hertz.com. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meets the independence and eligibility standards necessary for service on such committee pursuant to relevant securities laws, NYSE rules, our Corporate Governance Guidelines and the respective charter of each committee. Our Board has designated Messrs. Barnes, Intrieri and Keizer as “audit committee financial experts” within the meaning of Item 407 of Regulation S-K.

7	Hertz Global Holdings, Inc. 2018 Proxy Statement

Corporate Governance

Membership, Meetings and Roles and Responsibilities of the Board Committees

Audit Committee
Members	Roles and Responsibilities of the Audit Committee
Keizer (Chair) Barnes Intrieri Number of 2017 Meetings 7
●    Oversees our accounting, financial and external reporting policies and practices, as well as the integrity of our financial statements.

●    Monitors the independence, qualifications and performance of our independent certified registered public accounting firm.

●    Oversees the performance of our internal audit function, the management information systems and operational policies and practices that affect our internal controls.

●    Monitors our compliance with legal and regulatory requirements.

●    Reviews our guidelines and policies as they relate to risk management and the preparation of our Audit Committee’s report included in our proxy statements.

Compensation Committee
Members	Roles and Responsibilities of the Compensation Committee
Ninivaggi (Chair) Barnes Everson Number of 2017 Meetings 6
●    Oversees our compensation and benefit policies, generally.

●    Evaluates the performance of our CEO as related to all elements of compensation, as well as the performance of our senior executives.

●    Approves and recommends to our Board all compensation plans for our senior executives.

●    Approves the short-term compensation and grants to our senior executives under our incentive plans (both subject, in the case of our CEO, if so directed by the Board, to the final approval of a majority of independent directors of our Board).

●    Prepares reports on executive compensation required for inclusion in our proxy statements.

●    Reviews our management succession plan.

Nominating and Governance Committee
Members	Roles and Responsibilities of the Nominating and Governance Committee
Everson (Chair) Barnes Cho Intrieri Keizer Ninivaggi Number of 2017 Meetings 3
●    Assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board.

●    Reviews the composition of our Board and its committees to determine whether it may be appropriate to add or remove individuals.

●    Reviews and evaluates directors for re-nomination and re-appointment to committees.

●    Reviews and assesses the adequacy of our Corporate Governance Guidelines, Standards of Business Conduct and Directors’ Code of Conduct.

●    Reviews and oversees orientation and continuing education for directors.

●    Reviews and recommends to the Board the form and amount of compensation paid to directors.

Financing Committee
Members	Roles and Responsibilities of the Financing Committee
Intrieri (Chair) Cho Keizer Number of 2017 Meetings 28
●    Reviews and approves our capital markets and financing plans, including our debt, equity or other financing arrangements (including refinancing activity).
●    Reviews the material terms and conditions of our long-term debt and equity financings and issuances, including with respect to bank loans, letter of credit facilities, collateral security or pledge agreements, promissory notes, commercial paper and guarantees.
●    Reviews our dividend policy and approves the amount and frequency of any dividends.
●    Reviews and approves the amount and frequency of dividends, swaps and other transactions.
●    Reviews with management the financial considerations relating to pension and retirement plans.

8	Hertz Global Holdings, Inc. 2018 Proxy Statement

Corporate Governance

Technology Committee
Members	Roles and Responsibilities of the Technology Committee
Barnes (Chair) Everson Ninivaggi Number of 2017 Meetings 4
●    Evaluates technology-related systems architecture for consistency with the our organizational structure, strategy and business objectives.
●    Evaluates the progress of technology projects and systems architecture alternatives.
●    Evaluates the capacity, performance, reliability and competitiveness of our technology-related systems.
●    Reviews the technology budget for alignment with our strategy and goals and makes recommendations to the Board for technology-related investments.
●    Evaluates the effectiveness of technology systems relative to customer service capabilities and performance.
●    Monitors the quality and effectiveness of our cybersecurity initiatives.

Risk Oversight

Risk Oversight — Our Board and Committees

Our Board oversees an enterprise-wide approach to risk management. This approach is designed to improve our long-term performance and enhance stockholder value. A fundamental part of risk management is understanding the risks we face. Also important is management’s role in addressing those risks and understanding what level of risk is appropriate for us. Our Board’s involvement in setting our business strategy is a key part of its assessment of management’s risk threshold and also helps determine an appropriate level of risk for us. Various committees of the Board also have responsibility for risk management and provide regular reports to the Board. The Audit Committee focuses on financial risk, including internal controls. The Audit Committee also annually reviews with management our guidelines and policies and the commitment of internal audit resources as they relate to risk management. The Technology Committee oversees cybersecurity risk and other technology risks. As described below, the Compensation Committee strives to create compensation incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

In addition to the committees of the Board, the Company’s management is significantly involved in risk oversight. The Company’s management formed a Risk Management Committee to assist in the identification and assessment of risks. The Risk Management Committee consists of members of management and is not a formal Board committee. The Risk Management Committee provides the Board with added assurance about Hertz’s risk management practices and maintains a lead role in the implementation, coordination, alignment and enhancement of the organization’s global Enterprise Risk Management framework. The Board also participates in a bi-annual enterprise risk management assessment, which is led by the Company’s Enterprise Risk Management Office in the Compliance Department. In addition, the Board annually receives a risk assessment and risk management report from the Enterprise Risk Management Office.

Risk Considerations in our Compensation Programs

In September 2017, the Compensation Committee conducted its annual review of the risk profile of its compensation programs. In connection with this review, the Compensation Committee engaged its independent consultant Frederic W. Cook & Co., Inc. (“FW Cook”), to assist in analyzing the Company’s compensation programs and associated compensation risks. FW Cook, with the assistance of management, prepared a risk profile assessment of the Company’s compensation programs. The Compensation Committee concluded that the risks arising from the Company's compensation programs are not reasonably likely to have a material adverse effect on the Company.

Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact our directors may send written correspondence to: Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: Corporate Secretary. Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed.

9	Hertz Global Holdings, Inc. 2018 Proxy Statement

Corporate Governance

Director Nominations

Directors may be nominated by the Board or by stockholders of the Company in accordance with the Company's By-Laws. The Nominating and Governance Committee recommends to the Board criteria for Board membership, which includes the criteria in our Corporate Governance Guidelines, and when requested by the Board, recommends individuals for membership on the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Nominees for director are selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge, specific experience with technology, accounting, finance, leadership, strategic planning, international markets, independence, judgment, integrity, diversity of backgrounds, the absence of potential conflicts with our interests and such other criteria as may be established by the Board from time to time. In addition, the Board considers, in light of our business, each director nominee's experience, qualifications, attributes and skills that are identified in the biographical information contained in "Election of Directors (Proposal 1)."

To nominate a person to serve on the Board, a stockholder should write to: Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: Corporate Secretary. Director nominations must be delivered to the Corporate Secretary in accordance with the Company’s By-laws. This generally means the nomination must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date of the preceding year’s annual meeting, the notice must be delivered not earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The nomination must contain any applicable information set forth in the Company’s By-laws. The Nominating and Governance Committee will consider and evaluate persons nominated by stockholders in the same manner as it considers and evaluates other potential directors. The Nominating and Governance Committee also takes into consideration any written arrangements for director nominations the Company is a party to, including the Confidentiality Agreement we entered into with Carl Icahn, described under “Certain Relationships and Related Party Transactions — Agreements with the Icahn Group.”

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines containing standards for the Nominating and Governance Committee to determine director qualifications. The Corporate Governance Guidelines provide that the Nominating and Governance Committee, in making recommendations about nominees to the Board, will:

•
review candidates’ qualifications for membership on the Board based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;

•	in evaluating current directors for re-nomination to the Board, assess the performance and independence of such directors; and

•
periodically review the composition of the Board in light of the current challenges and needs of the Board and the Company, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background, experience and independence.

The Corporate Governance Guidelines also contain policies regarding director independence, the mandatory retirement age of directors, simultaneous service on other boards and substantial changes relating to a director’s affiliation or position of principal employment. Among other things, the guidelines establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning. Copies of our Corporate Governance Guidelines, as well as our written Directors’ Code of Business Conduct and Ethics (the “Directors’ Code of Conduct”) applicable to our Board are available without charge on the “Investor Relations — About Hertz—Governance Documents” portion of our website, www.hertz.com.

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Corporate Governance

Director Election Standards

The Company maintains a “majority” voting standard for uncontested elections. For a nominee to be elected to our Board, the nominee must receive more “for” than “against” votes. In accordance with our By-laws and Corporate Governance Guidelines, each director has submitted, or upon his or her nomination will submit, a contingent resignation to the Chair of the Nominating and Governance Committee. The resignation will become effective only if the director fails to receive a sufficient number of votes for re-election and the Board accepts the resignation. In the event of a contested director election, a plurality standard will apply.

Our Board Leadership

As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and CEO in a manner that is in the best interests of our Company. The Board believes that the decision as to who should serve as Chair and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes that the most effective and efficient leadership structure for our Company is for Ms. Marinello to serve as CEO while Mr. Keizer serves as our Independent Non-Executive Chair of the Board (“Independent Non-Executive Chair”).

The Board believes that the current leadership structure benefits the Company by delineating separate roles of management and oversight over management. Our CEO and her management team provide the overall strategy and day-to-day leadership for our Company, and the Board, along with the Independent Non-Executive Chair, provides oversight and evaluates the performance of management. The Independent Non-Executive Chair, in consultation with the CEO, has responsibility for chairing and determining the length and frequency of Board meetings, as well as setting the agenda for such meetings. The Independent Non-Executive Chair also sets the agenda for, and chairs, the Board’s regularly-scheduled executive sessions in which management (other than Ms. Marinello) does not participate. In addition to these regularly-scheduled executive sessions of the Board, our directors held three executive sessions in 2017 where only our independent directors attended, without the presence of our CEO or other members of management. The Independent Non-Executive Chair presided to facilitate the discussion.

Policy on Diversity

The Corporate Governance Guidelines and the Nominating and Governance Committee charter specify that the Nominating and Governance Committee consider several factors, including diversity, when evaluating or conducting searches for directors. The Nominating and Governance Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender.

Certain Relationships and Related Party Transactions

The Company has not adopted a standalone, written policy for the review and approval of transactions with related parties; however, the Company utilizes quarterly and annual review procedures that determine whether transactions are in compliance with regulatory requirements. The Nominating and Governance Committee is charged with reviewing and approving each transaction that involves the Company or any of its affiliates, on one hand, and (directly or indirectly) a director or a member of his or her family or any entity managed by any such person, on the other hand, unless the Nominating and Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. The Board has also adopted the written Directors’ Code of Business Conduct and Ethics applicable to the Board, and the Company has adopted the written Standards of Business Conduct, which require all employees, officers and directors to avoid conflicts of interests.

The Directors’ Code of Business Conduct and Ethics is applicable to all Board members and provides guidance for handling unforeseen situations that may arise, including conflicts of interest. Pursuant to the Directors’ Code of Business Conduct and Ethics, a conflict of interest may arise when a Board member’s private interest interferes in any way — or even appears to interfere — with the interests of the Company as a whole. The Directors’ Code of Business Conduct and Ethics specifies that a conflict of interest may include, among other things, the following:

11	Hertz Global Holdings, Inc. 2018 Proxy Statement

Corporate Governance

•
when a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Company objectively and effectively;

•
where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Company as a supplier, contractor, purchaser or distributor of the Company’s products or services, or is a competitor; and

•
where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Company or is a competitor.

Pursuant to the Directors’ Code of Business Conduct and Ethics, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chair of the Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chair of the Nominating and Governance Committee or the Board.

The Standards of Business Conduct are applicable to all employees, officers and directors of the Company and its subsidiaries. The Standards of Business Conduct generally prohibit employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Company.

The following is a description of certain relationships and transactions that existed or that we have entered into with our directors, major stockholders and certain other related persons in the previous two fiscal years, as well as certain other transactions.

Agreements with the Icahn Group

On June 30, 2016, the Company entered into a confidentiality agreement (the “Confidentiality Agreement”) with Carl Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP, Beckton Corp., Vincent Intrieri, Samuel Merksamer and Daniel Ninivaggi (collectively, the “Icahn Group”). Pursuant to the Confidentiality Agreement, until the date that the Icahn Group no longer has a representative on our Board, the Icahn Group agrees to vote all of its shares of common stock of the Company in favor of the election of all of our director nominees at each annual or special meeting of our Company.

In addition, our Company, High River Limited Partnership, Icahn Partners LP and Icahn Partners Master Fund LP entered into a registration rights agreement, dated June 30, 2016 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, among other things, and subject to certain exceptions, we agreed to effect up to two demand registrations with respect to shares of our common stock held by members of the Icahn Group. We also agreed to provide, with certain exceptions, certain piggyback registration rights with respect to common stock held by members of the Icahn Group.

In the normal course of business, the Company purchases goods and services from entities controlled by Carl Icahn and his affiliates, including The Pep Boys - Manny, Moe & Jack. During the year ended December 31, 2017, the Company purchased approximately $13 million worth of goods and services from these related parties.

Transactions and Agreements with Former Hertz Holdings

In November 2015, Hertz entered into a master loan agreement with former Hertz Holdings for a facility size of $650 million with an expiration in November 2016 (the “2015 Master Loan”). The amount due from former Hertz Holdings under the 2015 Master Loan as of December 31, 2015 was $345 million, representing advances under the 2015 Master Loan and any accrued but unpaid interest. Prior to the Spin-Off, the Board approved, and Hertz paid, a non-cash dividend to Hertz Investors, Inc. consisting of the full rights to the receivable due from former Hertz Holdings under the 2015 Master Loan in the amount of $334 million plus accrued interest. Hertz Investors, Inc. declared and paid the same dividend to former Hertz Holdings; thereby settling the amount receivable from former Hertz Holdings.

12	Hertz Global Holdings, Inc. 2018 Proxy Statement

Corporate Governance

On June 30, 2016, Hertz entered into a master loan agreement with the Company for a facility size of $425 million with an expiration in June 2017 (the “2016 Master Loan”). The interest rate was based on the U.S. Dollar LIBOR rate plus a margin. As of December 31, 2016, there was $102 million outstanding under the 2016 Master Loan representing advances and any accrued but unpaid interest. Additionally, Hertz had due to an affiliate the amount of $65 million as of December 31, 2016, which represented a tax related liability to the Company.

In June 2017, upon expiration of the 2016 Master Loan, Hertz entered into a new master loan agreement with the Company for a facility size of $425 million with an expiration in June 2018 (the "2017 Master Loan") where amounts outstanding under the 2016 Master Loan were transferred to the 2017 Master Loan. The interest rate is based on the U.S. Dollar LIBOR rate plus a margin. As of December 31, 2017, there was $107 million outstanding under the 2017 Master Loan representing advances and any accrued but unpaid interest. Additionally, Hertz had due to an affiliate the amount of $65 million as of December 31, 2017, which represents a tax related liability to the Company.

Other Relationships

In connection with its vehicle rental businesses, the Company enters into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, the Company also procures goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with members of the Company’s Board. The Company believes that all such rental and procurement transactions involved terms no less favorable to the Company than those that it believes would have been obtained in the absence of such affiliation. It is Company management’s policy to bring to the attention of the Nominating and Governance Committee or the Board any transaction with a related party, even if the transaction arises in the ordinary course of business.

The Company has an agreement with Lyft, Inc. (“Lyft”) pursuant to which the Company offers vehicles under specified rental agreements to drivers on the Lyft platform in various U.S. markets.  Affiliates of Carl Icahn own a non-controlling minority interest in Lyft, and a former employee of one of Carl Icahn’s companies serves on Lyft’s board of directors.

In January 2018, Hertz entered into a Master Motor Vehicle Lease and Management Agreement (the “767 Lease Agreement”) pursuant to which Hertz granted 767 Auto Leasing LLC (“767”), an entity affiliated with the Icahn Group, the option to acquire certain vehicles from Hertz at rates aligned with the rates at which Hertz sells vehicles to third parties.  Hertz will lease the vehicles purchased by 767 under the 767 Lease Agreement, or from third parties, under a mutually developed fleet plan and Hertz will manage, service, repair, sell and maintain those leased vehicles on behalf of 767.  Hertz will rent the leased vehicles to transportation network company drivers, including Lyft drivers, from rental counters within locations leased or owned by affiliates of 767, including locations operated under a master lease agreement with The Pep Boys - Manny, Joe & Jack. The 767 Lease Agreement has an initial term of 18 months and is subject to automatic six month renewals thereafter, unless terminated by either party (with or without cause) prior to the start of any such six-month renewal. 767’s payment obligations under the 767 Lease Agreement are guaranteed by American Entertainment Properties Corp., an entity affiliated with Carl Icahn.

Indemnification Agreements

The Company is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Company’s By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

13	Hertz Global Holdings, Inc. 2018 Proxy Statement

2017 Director Compensation

The Nominating and Governance Committee recommended, and our Board determined, that non-employee directors are to be compensated for their service on the Board as described below. Directors who are employees of the Company receive no additional compensation for serving as directors.

On an annual basis when determining compensation, our Nominating and Governance Committee considers market data for our Peer Group, which is the same group of companies used for our executive compensation review (see "Compensation Discussion and Analysis - Peer Group" below), and input from FW Cook regarding market practices for director compensation. The Nominating and Governance Committee intends to set director compensation levels at or near the market median relative to directors at companies of comparable size, industry and scope of operations in order to ensure directors are paid competitively for their time commitment and responsibilities. Providing a competitive compensation package is important because it enables us to attract and retain highly qualified directors who are critical to our long-term success.

Annual Compensation

Each non-employee director receives annual compensation of $85,000 in the form of an annual cash retainer, $125,000 in the form of an annual equity retainer, which is paid in the form of restricted stock units ("RSUs"), and additional annual fees for serving as chair of the Board, chair of a committee or a member of a committee.

Annual Director Compensation	Additional Annual Compensation
Annual Retainer. Each director receives $210,000 as an annual retainer payable $85,000 in cash and $125,000 in RSUs.
Chair.  The Chair of the Board receives an additional $250,000 in shares of common stock of the Company. Effective as of January 1, 2018, this fee is payable 50% in cash and 50% in shares of our common stock.

Audit Committee.  The Chair of the Audit Committee receives an additional $35,000 in cash, and each other member of the Audit Committee receives an additional $17,500 in cash.

Compensation Committee.  The Chair of the Compensation Committee receives an additional $30,000 in cash, and each other member of the Compensation Committee receives an additional $15,000 in cash.

Nominating and Governance Committee.  The Chair of the Nominating and Governance Committee receives an additional $25,000 in cash, and each other member of the Nominating and Governance Committee receives $12,500 in cash.

Financing Committee.  The Chair of the Financing Committee receives an additional $25,000 in cash, and each other member of the Financing Committee receives $12,500 in cash.

Technology Committee.  The Chair of the Technology Committee receives an additional $25,000 in cash, and each other member of the Technology Committee receives $12,500 in cash.

Under the terms of the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (the "2016 Omnibus Plan"), no non-employee director shall receive compensation more than $750,000 in any calendar year. Under the Director Compensation Policy, if a Lead Director is appointed, then he or she is entitled to receive an additional $100,000 annual cash retainer in addition to the fees listed above. Because the Board has appointed an Independent Non-Executive Chair, the Company has not appointed a Lead Director.

Cash fees or fees paid in shares of our common stock for Board and committee service are payable quarterly in arrears. A director may elect, annually in advance, to receive shares of our common stock having the same fair market value

14	Hertz Global Holdings, Inc. 2018 Proxy Statement

Director Compensation

in lieu of such cash fees. A director may elect to receive shares of phantom stock rather than receiving cash fees if the requirements for such deferral are satisfied under applicable tax law. A director may elect to defer settlement and payout of the portion of the annual retainer provided in the form of stock or stock-based awards if the requirements for such deferral are satisfied under applicable tax law. Any director electing to receive phantom shares would receive actual shares of our common stock on the earlier of separation from service and a change in control of the Company, and deferred RSUs (or deferred shares of common stock) would be settled within 30 days following such date.

RSUs are granted to directors after the Company’s annual stockholder meeting and, provided the director is still serving on our Board, the RSUs vest on the business day immediately preceding the Company’s next annual meeting of stockholders. Our non-employee directors are subject to stock ownership requirements as discussed under “Stock Ownership Guidelines and Hedging Policy–Stock Ownership Guidelines” below.

We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are entitled to free worldwide car rentals through Hertz. Any non-employee director who serves for at least five years will, after retirement from such service as a director, be eligible for Hertz #1 Club Platinum Card status and free worldwide car rentals up to a maximum of 90 days each year for fifteen years after his or her retirement. For services rendered during the year ended December 31, 2017, our non-employee directors received the following compensation:

2017 Non-Employee Director Compensation Table
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
David Barnes	151,637	125,000	276,637
SungHwan Cho	51,374	125,000	176,374
Carolyn Everson(3)(4)	135,971	125,000	260,971
Vincent Intrieri(3)(4)	136,943	125,000	261,943
Henry Keizer	393,472	125,000	518,472
Linda Fayne Levinson(5)	42,797	—	42,797
Samuel Merksamer(5)	55,000	—	55,000
Daniel Ninivaggi	136,637	125,000	261,637

(1)
All compensation is for services rendered as directors for service on the Company’s Board, including annual retainer fees and committee and chair fees (whether payable in cash or in shares of common stock) as set forth above.

(2)
The value disclosed is the aggregate grant date fair value of 13,270 RSUs of the Company granted to each eligible director. The grant date fair value was computed pursuant to FASB ASC Topic 718 and the awards were issued on May 31, 2017. Assumptions used in the calculation of these amounts are included in the Note on Stock-Based Compensation to the Notes to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (“2017 Annual Report”).

(3)	As of December 31, 2017, Ms. Everson owned 10,972 phantom shares and Mr. Intrieri owned 10,915 phantom shares.

(4)	Elected to receive fees that would otherwise be payable in cash in the form of phantom shares.

(5)	Ms. Fayne Levinson resigned from the Company’s Board on January 2, 2017. Mr. Merksamer did not stand for reelection in 2017.

15	Hertz Global Holdings, Inc. 2018 Proxy Statement

Ratification of Appointment of Independent Registered Accounting Firm (Proposal 2)

Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for fiscal year ended December 31, 2018. Our Audit Committee believes that PricewaterhouseCoopers LLP is well-qualified and that the ratification of appointment is in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP has served as the independent registered certified public accounting firm for the Company or former Hertz Holdings since 1994. We are not required to have our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm, but we are doing so because we believe it is a good corporate practice. The Audit Committee will consider, but is not obligated to abide by the outcome of this vote in determining whether to engage PricewaterhouseCoopers LLP in 2019 or another independent registered certified public accounting firm without submitting the matter to our stockholders. The Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders' best interests. A representative of PricewaterhouseCoopers LLP will be present at the 2018 Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions which are submitted in advance.

The Audit Committee is solely responsible for the appointment, retention, compensation and oversight of the independent registered certified public accounting firm and annually reviews the firm's qualifications. In support of these reviews, the Audit Committee considers, among other things:

•	the firm's performance in preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	the firm's independence and objectivity;

•	the firm's proposed audit scope for adequacy of coverage; and

•	the firm's internal quality-control procedures and other data on audit quality and performance.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve this proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the 2018 Annual Meeting and therefore will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

✓	Our Board recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018.

16	Hertz Global Holdings, Inc. 2018 Proxy Statement

Audit and Other Fees

Fees for professional services performed by the Company’s independent registered certified public accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2017 and 2016 were as follows:

Audit and Other Fees (in millions)	2017	2016
Audit fees(1)	$14	$14
Audit-related fees(2)	2	1
Tax fees(3)	1	1
Total	$17	$16

(1)
Audit fees were for services rendered in connection with (i) the audit of the financial statements included in the Company’s and Hertz’s Annual Reports on Form 10-K, (ii) reviews of the financial statements included in the Company’s and Hertz’s Quarterly Reports on Form 10-Q, (iii) attestation of the effectiveness of internal controls over financial reporting for the Company and Hertz, (iv) statutory audits and (v) providing comfort letters in connection with our financing transactions. Audit fees related to the Company's discontinued operations were $1 million for the year ended December 31, 2016. See Note 3, “Discontinued Operations” to the Notes to the Company’s consolidated financial statements included in its 2017 Annual Report for further information regarding the Spin-Off.

(2)	Audit-related fees were for services rendered in connection with due diligence and assurance services and employee benefit plan audits.

(3)	Tax fees related to our Like Kind Exchange Program and tax audit assistance.

Our Audit Committee’s charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered certified public accounting firm; however, the Audit Committee is permitted to delegate pre-approval authority to the Chair of the Audit Committee, who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2017. In February of 2017, the Audit Committee adopted a pre-approval policy setting forth the types of services and amounts subject to pre-approval for the 2017 fiscal year.

17	Hertz Global Holdings, Inc. 2018 Proxy Statement

Audit Committee Report

The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP, the independent registered certified public accounting firm for the Company, the audited financial statements of the Company contained in our 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Audited Financial Statements”).

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”), including those required by Auditing Standard No. 1301 and Rule 3200T.

The Audit Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence; and (iii) discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

The Audit Committee,
Henry Keizer, Chair
David Barnes
Vincent Intrieri

18	Hertz Global Holdings, Inc. 2018 Proxy Statement

Advisory Approval of Executive Compensation (Proposal 3)

We are offering our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our executive officers, as disclosed in the Compensation Discussion and Analysis and the related narrative and tabular disclosures, also known as a “Say on Pay” vote.

As detailed in the Compensation Discussion and Analysis, we have designed our compensation programs, among other things, to (i) properly incentivize our executive officers to accomplish our short- and long-term objectives, (ii) be competitive with similar pay practices and overall compensation levels at other, similarly-situated companies, (iii) reward our executive officers for not only their individual performance, but the performance of their business unit and the Company overall and (iv) hire and retain our executive officers. In addition, as further detailed in the Compensation Discussion and Analysis, we continually revise our pay practices to be competitive with market practices and compensation norms.

Accordingly, our stockholders may cast an advisory vote on the following resolution at the 2018 Annual Meeting:

“RESOLVED, that the compensation awarded to the named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and related tabular and narrative disclosures in this proxy statement is hereby APPROVED.”

Effect of Proposal

The effect of the Say on Pay vote is advisory only and non-binding. However, the Board and Compensation Committee will consider the results of the vote in determining the compensation of our NEOs and our compensation programs generally. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions in connection with the Company's regular evaluations of our executive compensation program. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Stockholder Communications with the Board” set forth in this proxy statement. As the Board has currently determined to hold this vote each year, the next "Say on Pay" vote will be held at the 2019 annual meeting of stockholders.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the 2018 Annual Meeting and therefore will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

✓	Our Board recommends that stockholders vote “FOR” approval, by a non-binding advisory vote, of the named executive officers’ compensation.

19	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation objectives, policies and decisions for 2017 regarding our named executive officers (each, an "NEO"), who are listed below.

Named Executive Officers
Kathryn Marinello	President and CEO
Thomas Kennedy	Senior Executive Vice President and Chief Financial Officer
Tyler Best	Executive Vice President and Chief Information Officer
Michel Taride	Group President, Rent A Car International
Richard Frecker	Executive Vice President, General Counsel and Secretary
John Tague	Former President and CEO (retired January 2, 2017)
Jeffrey Foland	Former Senior Executive Vice President and Chief Revenue Officer (resigned February 28, 2017)
Alexandria Marren	Former Executive Vice President, North American Rental Car Operations (resigned October 31, 2017)

Ms. Marinello was appointed as the Company's President and CEO, and elected to our Board, effective January 3, 2017. She replaced Mr. Tague, who retired as our President and CEO and as a member of the Board on January 2, 2017. Mr. Tague is an NEO due to his role as CEO for two days during the 2017 calendar year.

Mr. Foland and Ms. Marren stepped down from their positions with the Company during 2017. However, each is an NEO for 2017 due to applicable SEC reporting rules regarding compensation for former executive officers.

Executive Summary

Our executive compensation programs are designed to create long-term shareholder value by aligning the interests of our executive officers with those of our stockholders. In order to accomplish this objective, we provide competitive executive compensation programs that enable us to attract and retain highly talented individuals, and we link their pay directly to the achievement of performance goals designed to foster the creation of sustainable long-term stockholder value.

2017 Financial and Operational Highlights
2017 provided our Company with opportunities and challenges in the face of a changing market for car rental services. During 2017, we made significant progress in several operational areas, but did not meet most of our financial goals. Our NEOs’ 2017 performance-based stock awards based on Adjusted Corporate EBITDA were not earned, and our NEOs' 2017 performance stock option and stock option grants were underwater and had no in-the-money value as of fiscal year-end. In addition, no incentive bonuses were earned by our NEOs under our annual incentive bonus plan. However, we met certain of our revenue goals, and as a result, our NEOs earned their 2017 restricted stock awards. Additional successes and challenges in 2017 included:

•	New CEO to Guide Our Transformation. Kathryn Marinello was appointed CEO in January to oversee our global car rental operations and develop and implement our turnaround plan.

•
Developed Turnaround Plan. Our CEO developed a turnaround plan to invest in our business and drive long-term profitable growth. We implemented this strategy in 2017 and added new leadership to help further the plan for 2018.

•	Improved Our Product Quality. We continually refreshed our fleet and provided our customers with enhanced trim packages and improved car classes to improve the customer rental experience.

•	Expanded Ultimate Choice Program. We rolled out our Ultimate Choice program to 52 locations, which has resulted in an improved customer experience through better vehicle choice.

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Compensation Discussion and Analysis

•	Invested in Technology Solutions. We invested in new technology to help enhance revenue and fleet management programs as part of our program to drive long-term revenue growth.

Adjusted Corporate EBITDA is a non-GAAP measure. For the definition of “Adjusted Corporate EBITDA” and its reconciliation to its most comparable non-GAAP measure see Annex A to this proxy statement.

2017 Executive Compensation Highlights

CEO Compensation

On December 12, 2016, the Company announced that the Board had selected Ms. Marinello as the successor to Mr. Tague as the Company’s President and CEO commencing on January 3, 2017. In evaluating Ms. Marinello’s compensation, the Compensation Committee reviewed the following factors:

•	Market data compiled by FW Cook on compensation paid to other CEOs, including inducement and recruitment data;

•	Internal compensation considerations; and

•	Costs and other considerations related to Ms. Marinello's relocation to Southwest Florida.

After evaluating these factors, the Compensation Committee recommended a compensation package for Ms. Marinello to the full Board for approval, which consisted of an annual base salary for 2017 of $1,450,000, a target annual bonus of 150% of base salary and sign-on equity awards with a grant date fair value of $5,175,000. The sign-on equity awards were allocated 60% as performance stock options ("Performance Options"), 30% as shares of performance stock ("Performance Shares") and 10% as shares of performance-based restricted stock ("Restricted Shares").  The Compensation Committee and Ms. Marinello agreed on equity awards that were more heavily weighted on performance objectives, and therefore more at-risk, as compared to the other NEOs. The equity awards are scheduled to vest on December 31, 2019 subject to Ms. Marinello's continued service through such date and, in the case of the Performance Options and Performance Shares, subject to the satisfaction of performance goals related to Adjusted Corporate EBITDA.  In addition, in order to induce Ms. Marinello to accept the position of President and CEO, she was guaranteed an annual bonus of not less than 60% of target ($1,305,000) for 2017. Future annual bonuses, if any, will be determined based on our performance under our executive bonus plans, consistent with other senior executives. Ms. Marinello will also be eligible to participate in the employee benefit plans offered to other senior executives of the Company, and was entitled to minimal relocation related reimbursements, as further described below under "Severance Plan and Employment, Separation and Change in Control Agreements - Employment Agreements".

Ms. Marinello will not receive an increase in her compensation for 2018.

Compensation of Other NEOs

Below is a summary of our other NEOs' compensation for 2017.

•	No Salary Increases from 2016. We did not increase salaries in 2017 and do not intend to do so in 2018.

•
Annual Incentive Bonus. Because we did not satisfy our Adjusted Corporate EBITDA threshold under our Executive Incentive Compensation Plan ("EICP") for 2017, our Compensation Committee did not award annual incentive bonuses to our NEOs under such plan. Messrs. Taride and Frecker were paid individual performance bonuses settled in shares of our common stock with values of $250,000 and $125,000, respectively, in recognition of their outstanding individual performance in 2017.

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Compensation Discussion and Analysis

•	Long-Term Equity Incentives. All tied to our Company's performance.

•
Performance Shares. Performance Shares represented approximately 60% of the value of the total equity awards, and are eligible to vest over a three-year performance period, subject to the achievement of Adjusted Corporate EBITDA goals.

•
Stock Options ("Options"). Options represented approximately 20% of the value of the total equity awards. Options are granted at fair market value, vest in four equal annual installments and have a seven-year term.

•
Restricted Shares. Restricted Shares represented approximately 20% of the value of the total equity awards. The Restricted Shares were earned based on satisfaction of a required minimum 2017 revenue goal. The Restricted Shares vest in three equal annual installments.

All of the NEOs’ equity awards are subject to continued employment through each vesting date, unless otherwise described in this proxy statement.

None of the NEOs will receive compensation increases for 2018.

Compensation Philosophy

We have structured our compensation programs to provide our NEOs and other senior executives with levels of compensation that we believe are necessary to retain their services and to avoid the disruption and expense associated with unintended departures, while also motivating and rewarding leadership for our success in dynamic and competitive markets.

Our short- and long-term incentive programs are also intended to reward our senior executives for performance measured against established goals that are relevant to our business and the creation of shareholder value and to align our senior executives' interests with those of our stockholders.

We strive to implement measures that:

•	Align our compensation practices with our "pay-for-performance" compensation philosophy;

•	Are adaptive to the current economic and strategic environment; and

•	Reward positive operational and financial performance that we believe enhances stockholder value over time.

Stockholder Input on Our Compensation Programs

We value the opinions of our stockholders and we are committed to considering their opinions in making compensation decisions. In 2017, we engaged with stockholders and discussed relevant aspects of our compensation programs. As part of these discussions, we considered their views on the structure and form of our compensation programs to improve the alignment of stockholder interests with our management’s interests.

2017 Say-on-Pay Advisory Vote on Executive Compensation

Each year, we provide stockholders with a “say-on-pay” advisory vote on our executive compensation program. At our 2017 Annual Meeting, more than 97% of the votes cast for the say-on-pay proposal were in favor of our executive compensation program and policies. Our Compensation Committee evaluated the results of the say-on-pay vote and, in light of the substantial support of our executive compensation program, decided to maintain the core design of our compensation program. The Compensation Committee will continue to consider the outcome of future say-on-pay votes, in addition to various other factors, when making future compensation decisions.

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Compensation Discussion and Analysis

Key Features of Our Executive Compensation Program
We believe our compensation decisions are consistent with our continuing commitment to best practices in corporate governance and executive compensation design, which can be summarized as follows:

What We Do	What We Don’t Do
✓ We design our compensation program to pay based on our financial and operating performance	✗ We don’t use any financial or operational metric that promotes undue risk
✓ We evaluate risk in light of our compensation programs	✗ We don’t provide preferential payments or above market returns on any deferred compensation plan
✓ We use metrics important to our business in our incentive compensation plans	✗ We don’t provide excessive perquisites to our senior management
✓ We cap the amount of our annual incentive bonuses at reasonable levels	✗ We don’t allow our officers and directors to hedge or pledge our stock
✓ We use double-trigger provisions for our change in control agreements	✗ We don’t use metrics unrelated to our Company’s operational goals
✓ We eliminated tax gross-ups for new hires in our change in control agreements in 2010	✗ We don’t use a peer group composed of companies significantly larger than us
✓ We have a robust stock ownership policy	✗ We don’t re-price underwater options
✓ We maintain clawback policies	✗ We don’t provide high levels of fixed compensation
✓ We use an independent compensation consultant	✗ We don’t provide for automatic salary increases

2017 Target Pay Mix for NEOs

In order to align pay levels for our NEOs with the Company’s financial and stock price performance, our Compensation Committee determined that the target pay mix for our NEOs for 2017 should place the greatest emphasis on performance-based incentives. The Compensation Committee determined, with the advice of FW Cook, and, in the case of our CEO, with the approval of our Board, that the compensation of the CEO and our other NEOs should be largely based on equity awards tied to our financial performance and paid in shares of our common stock. As illustrated below, the target pay mix of total 2017 compensation for our CEO was 84% performance-based and for the other NEOs (other than former officers) was 77% performance-based, on average (percentages are based on target amounts rather than paid amounts). The Compensation Committee recommended to our Board a compensation package for Ms. Marinello that was more heavily weighted to Performance Options as their ultimate value, upon vesting, will be based both on our stock price in 2019 and our financial performance over the combined 2017, 2018 and 2019 period. For our other NEOs, the aggregate compensation package will largely be contingent on achieving a 2017 revenue threshold for Restricted Shares, which has been achieved, and satisfying earning performance targets for 2017, 2017 - 2018 and combined 2017 - 2019 performance periods for Performance Shares.

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Compensation Discussion and Analysis

Summary of Annual Compensation Decision-Making Process

Compensation Committee Oversight

The Compensation Committee reviews and establishes the compensation program for our NEOs. Our Compensation Committee is committed to creating incentives for our NEOs that reward them for the performance of the Company.

As part of determining our compensation programs, we compared the compensation for our NEOs to the compensation of comparable positions at a group of companies (the “Peer Group”). For more information about selection of our Peer Group see "Peer Group" below.

Our Compensation Committee considers market median data for similar positions when setting executive salaries, but adjusts based on individual performance and responsibilities as well as retention considerations.

Performance measures are defined at the beginning of a performance period and approved by the Compensation Committee. For 2017, the Compensation Committee selected Adjusted Corporate EBITDA for use in both the annual incentive bonus plan and the long-term incentive plan because of its importance to the Company in connection with our debt covenants. It was also determined that the inclusion of management performance goals, or management business objectives ("MBOs"), motivates NEOs to focus on the most strategically important initiatives.

Role of the Compensation Consultant
The Compensation Committee has the authority to retain outside advisors as it deems appropriate. Since November 2014, the former Hertz Holdings Compensation Committee and current Compensation Committee have directly engaged FW Cook as their independent compensation consultant. FW Cook’s responsibilities include:

•	reviewing and advising on total executive compensation, including salaries, short- and long-term incentive programs and relevant performance goals;

•	advising on industry trends, important legislation and best practices in executive compensation;

•	advising on how to best align pay with performance and with our business needs; and

•	assisting the Compensation Committee with any other matters related to executive compensation arrangements, including executive employment agreements and award arrangements.

The Compensation Committee reviews our compensation programs in light of FW Cook’s recommendations and adjusts compensation as determined by the Compensation Committee. However, the decisions made by the Compensation Committee are the responsibility of the Compensation Committee, and may reflect factors other than the recommendations and information provided by FW Cook. FW Cook does not perform any services for the Company other than in its role as independent advisor to the Compensation Committee. Before engaging any compensation consultant, it is the Compensation Committee’s practice to determine the compensation consultant’s independence and whether any conflicts of interest would be raised by the engagement of the compensation consultant. The Compensation Committee believes that the work of FW Cook does not raise any conflicts of interest and FW Cook is independent.

Role of the CEO
In determining the appropriate levels of our compensation programs, our CEO traditionally provides his or her input to the Compensation Committee on topics that influence business performance. As part of this process, our CEO obtains data from and has discussions with our Chief Human Resources Officer or other appropriate executives. Our CEO reviews and makes observations regarding performance and provides additional data for the Compensation Committee to consider regarding our overall compensation program. Although our Compensation Committee may consider our CEO’s input, in all cases, the final determinations over compensation for our NEOs resides with the Compensation Committee or, if directed by the Board, in the case of our CEO, with the independent members of our Board.

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Compensation Discussion and Analysis

Components of Our Executive Compensation Program

The primary components of our executive compensation program consist of base salary, annual incentive bonuses and long-term equity incentives.

Element	Type		How and Why We Pay It
Base Salary	Fixed Cash	●	Provides a stable source of income throughout the year to attract and retain senior executives
		●	Sets the baseline for bonus programs
Annual Incentive Bonus(1)	Performance-Based Cash or Stock	●	Paid annually in cash or stock to reward performance of the Company, business unit and individual
		●	Aligns senior executives’ interests with our stockholders’ interests, reinforces key strategic initiatives and encourages superior individual performance
Long-Term Incentive	Long-Term Equity	●
Granted annually, with vesting occurring over multiple years based on continued employment with our Company to promote retention and, in certain cases, subject to satisfying performance conditions that drive our financial and operating performance

		●	Aligns senior executives’ interests with our stockholders’ interests
Retirement Benefits and Perquisites	Variable Other	●
In addition to the elements above, our NEOs are eligible to participate in retirement savings plans, but do not participate in any defined benefit pension plans (other than Messrs. Taride and Frecker as described under “Pension Benefits” below)

		●	We also provide limited perquisites for business purposes, which are generally designed to attract and retain talent

(1)	We also occasionally provide non-recurring cash bonuses to reflect superior individual performance, new responsibilities or to compensate new hires for amounts forfeited from their previous employer.

Base Salary

2017 Base Salaries

The Compensation Committee determines the annual base salaries for the NEOs after reviewing individual performance, conducting internal compensation comparisons and reviewing compensation relative to our Peer Group. The Compensation Committee also takes into account other factors such as an individual’s prior experience, total mix of job responsibilities versus market comparisons and internal equitability. The Compensation Committee consults with our CEO (except as to the CEO’s own compensation) regarding salary decisions for senior executives and takes into consideration any contractual obligations we have with such senior executives. We review salaries upon promotion or other changes in job responsibility. There were no changes to the NEOs' annual base salaries for 2017.

Name	2016 Base Salary ($)	2017 Base Salary ($)
Ms. Marinello	N/A	1,450,000
Mr. Kennedy	775,000	775,000
Mr. Best	600,000	600,000
Mr. Taride(1)	537,636	517,556
Mr. Frecker	455,000	455,000
Mr. Tague	1,450,000	1,450,000
Mr. Foland	850,000	850,000
Ms. Marren	600,000	600,000

(1)	To facilitate comparison for Mr. Taride, amounts for Mr. Taride have been converted from pounds sterling to U.S. dollars at the 12-month average rate of 1.29389 for 2017 and 1.34409 for 2016.

2018 Base Salaries

As the result of our regular, cyclical review of salaries, in February 2018, our Compensation Committee, and, in the case of the CEO, our Board, determined that the salaries of our NEOs for 2018 would remain the same as their salaries for 2017.

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Compensation Discussion and Analysis

Annual Incentive Bonus

Annual incentive bonus payments are made under the Hertz Global Holdings, Inc. Senior Executive Bonus Plan (the “Senior Executive Bonus Plan”), which was approved by our stockholders at our 2017 Annual Meeting. Annual incentive bonus awards under the Senior Executive Bonus Plan may be paid in cash or settled in shares of the Company's common stock, as determined by the Compensation Committee. Additional information regarding our Senior Executive Bonus Plan is set forth below under "Tax and Accounting Considerations".

Annual incentive bonus payments to our NEOs are determined by our Compensation Committee in accordance with our EICP for 2017, which was approved by our Compensation Committee. Awards granted under the EICP are designed to drive Company, business unit and individual performance. The graphic below illustrates the weighting of performance metrics for our NEOs (other than our CEO) under the 2017 EICP.
Because we did not satisfy 2017 threshold performance goals to earn annual incentive bonus payouts for Adjusted Corporate EBITDA of $500 million for MBOs (the "MBO Threshold") or $530 million for Adjusted Corporate EBITDA (the "EBITDA Threshold"), none of our NEOs were awarded annual incentive bonuses under the EICP for 2017, but Ms. Marinello and Messrs. Taride and Frecker were paid the individual bonuses settled in shares of common stock noted above and described in greater detail below.

Target Awards for 2017

The 2017 target award for each NEO was a percentage of the NEO’s 2017 base salary. The NEOs were eligible to earn an award ranging from 0% to 160% of target based on performance versus the Adjusted Corporate EBITDA and MBO goals and individual performance. The Compensation Committee generally considers the experience, responsibilities and historical performance of each particular NEO when determining target awards. In determining 2017 target awards, the Compensation Committee also considered the provisions of each NEO's employment agreement or term sheet, if any.

Ms. Marinello’s employment agreement provides that her target bonus is 150% of base salary, except that as part of her agreement and as deemed necessary to induce her to join the Company, she was entitled to receive no less than 60% of her target award for 2017. The 2017 bonus targets and maximum payments for Messrs. Foland and Best were based on their term sheets with the Company, which provide for a target bonus opportunity of 135% of base salary for Mr. Foland and 100% of base salary for Mr. Best, and a maximum bonus opportunity of 160% of base salary for Mr. Foland and 150% of base salary for Mr. Best.

Each NEO’s 2017 target award structure and payout are detailed below:

Name	2017 Base Salary ($)	Target Award as a % of Salary (%)	2017 Target Award ($)	2017 Payout ($)
Ms. Marinello	1,450,000	150	2,175,000	1,305,000(1)
Mr. Kennedy	775,000	135	1,046,250	—
Mr. Best	600,000	100	600,000	—
Mr. Taride(2)	517,556	120	621,067	250,000(3)
Mr. Frecker	455,000	60	273,000	125,000(3)
Mr. Tague	1,450,000	150	2,175,000	—
Mr. Foland	850,000	135	1,147,500	—
Ms. Marren	600,000	100	600,000	—

(1)	Ms. Marinello was paid an annual bonus of $1,305,000 for 2017 pursuant to her employment agreement.

(2)	For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 2017 12-month average rate of 1.29389.

(3)	Messrs. Taride and Frecker were paid discretionary bonuses settled in shares of our common stock for 2017 in the amounts of $250,000 and $125,000, respectively.

26	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

Individual Performance Bonuses

The Compensation Committee approved individual performance bonuses for Messrs. Taride and Frecker in the amounts of $250,000 and $125,000, respectively, which were settled in shares of our common stock. The Compensation Committee approved the bonus for Mr. Taride to reward him for his management of the International vehicle rental business, which had strong performance in 2017. The Compensation Committee approved Mr. Frecker's bonus in recognition of his performance in overseeing our global law department as well as serving as our interim Chief Human Resources Officer from April through September 2017.

Adjusted Corporate EBITDA

The Compensation Committee set a performance goal for Adjusted Corporate EBITDA that was based upon our business plan. The following are the 2017 performance threshold, target and maximum payout percentages for Adjusted Corporate EBITDA set by the Compensation Committee for the EICP and our performance (dollars in millions):

2017 EICP Adjusted Corporate EBITDA Payout Criteria
Performance	2017 Adjusted Corporate EBITDA ($)	Payout Percentage (%)
Threshold	530	50
Target	625	100
Maximum	750	160
Actual Results	267	0
For performance below the threshold, the payout percentage is zero. For performance equal to the threshold or the target or equal to or above the maximum, the payout percentage is as provided above. For performance between the threshold and the target or between the target and the maximum, linear interpolation is used to determine the payout percentage.

Our Adjusted Corporate EBITDA of $267 million for 2017 was below the EBITDA Threshold. This lower level of performance was partially due to the Company's decision to invest in technology and customer service initiatives that will enable us to compete more effectively in the future. As a result of our 2017 financial results, NEOs were not awarded any bonuses under the Senior Executive Bonus Plan.

MBOs

In addition to an Adjusted Corporate EBITDA goal, our annual incentive bonus program applies management business objectives, also referred to as MBOs, which are strategic goals that our executives can more directly influence than Company-wide financial metrics. The MBOs are carefully considered objectives designed to lay the groundwork for long-term shareholder value creation. The MBOs for our NEOs (other than Mr. Taride) for 2017 related to the national rollout of our Ultimate Choice program, acquisition of a vehicle fleet mix that supports competitive upgrade standards, improved customer service and satisfaction and improved revenue performance. The MBOs for Mr. Taride for 2017 related to International revenue growth, cost reduction, improved customer service and satisfaction as well as other strategic priorities. Under the 2017 EICP, any annual incentive bonus payment based on the satisfaction of MBOs was subject to the Company achieving the MBO Threshold.

Individual Performance Multiplier

The individual performance modifier is designed to reward the individual performance of our NEOs and ranges from 0% to 150%, but the annual incentive bonus payment to each NEO may not exceed 160% of his or her target award. There is a thorough performance review process in place that evaluates senior executives on a number of quantitative and qualitative objectives, as well as a review of competencies and behaviors. Our CEO conducts the performance review of the other NEOs and determines their individual performance multipliers. Our Board conducts the performance review of our CEO and determines her individual performance multiplier.

27	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

EICP for 2018

During 2017 and 2018, our Compensation Committee evaluated our EICP for potential improvements. Based on management's evaluation and recommendations, and subsequent input from FW Cook, our Compensation Committee determined that performance targets for 2018 should continue to emphasize our Company's financial performance and strategic and operational objectives. For 2018, the EICP will use the same general structure as in 2017 using Adjusted Corporate EBITDA and MBO goals for 2018 set by our Compensation Committee, and the target annual incentive bonuses of our NEOs will remain unchanged from 2017.

Long-Term Equity Incentives

2017 Long-Term Incentive Award Design

Our long-term incentive plan ("LTIP") for executives is designed to align equity compensation with our business objectives and to align the interests of our executives with the interests of stockholders. Awards granted to our NEOs in 2017 included Performance Shares, Options and Restricted Shares, and in order to more closely tie our CEO's compensation to our performance, our CEO received Performance Options instead of Options. Each executive's target grant value is based on his or her role and comparisons to executives with similar roles within our Peer Group, previous equity grant awards, individual past performance and future expected impact with the Company.

The below charts summarize the mix of equity awards granted in 2017.
2017 Performance Shares

Performance Shares granted to our NEOs in 2017 are subject to our achievement of Adjusted Corporate EBITDA goals, measured against performance in 2017, 2017-2018 and 2017-2019. The target levels were based upon our business plan for 2017 and projected business plans for 2018 and 2019.

Each NEO is eligible to earn up to 25% of the target award based on 2017 performance, up to 50% of the target award based on combined 2017 and 2018 performance and up to 150% of the target award based on combined 2017, 2018 and 2019 performance. Performance Shares, if earned, are paid on the later of the third anniversary of the date of grant and the date on which the Compensation Committee certifies our financial performance for the applicable period, in each case, subject to continued employment with the Company on the third anniversary date.

Set forth below are the performance criteria for 2017 Adjusted Corporate EBITDA for the 2017 Performance Shares. For performance below the threshold, no Performance Shares are earned. For performance equal to the threshold, the percentage of Performance Shares earned is as set forth below. For performance equal to or above the target, the percentage earned remains as provided below for the target. For performance between the threshold and the target, linear interpolation is used to determine the earned percentage.

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Compensation Discussion and Analysis

2017 Performance Shares Performance Criteria
	2017 Adjusted Corporate EBITDA	Earned Percentage
Threshold	$530	12.5%
Target	$625	25%
Actual Results	$267	0%

None of the NEOs earned any of the Performance Shares based on Adjusted Corporate EBITDA for 2017. The NEOs retain the ability to earn the awards subject to performance over the combined 2017 and 2018 and the combined 2017, 2018 and 2019 performance periods. No Performance Shares were granted to Mr. Tague in 2017. Mr. Foland and Ms. Marren forfeited their 2017 Performance Share awards in connection with their separation from the Company. The maximum and target numbers of Performance Shares granted to each NEO in 2017 and the number of 2017 Performance Shares earned based on 2017 financial performance are set forth below:

Name	2017 Maximum Performance Shares Granted	2017 Target Performance Shares Granted	2017 Performance Shares Earned
Ms. Marinello	104,946	69,964	0
Mr. Kennedy	81,117	54,078	0
Mr. Best	64,895	43,263	0
Mr. Taride	64,895	43,263	0
Mr. Frecker	24,336	16,224	0

2017 Options

Consistent with the Compensation Committee’s goal of aligning the performance of our common stock with the compensation of our NEOs, the Compensation Committee granted Options to certain of our NEOs in 2017. The Options have an exercise price of $22.19, vest in equal annual installments over four years, subject to continued employment through each anniversary, and have a seven-year term. Our CEO was granted Performance Options, which have an additional performance goal that is further described below. For more information about the award of Options and the relevant vesting dates see “2017 Grants of Plan-Based Awards” table below.

The number of Options granted to each NEO in 2017 are set forth below.

Name	2017 Options Granted
Mr. Kennedy	42,769
Mr. Best	34,215
Mr. Taride	34,215
Mr. Frecker	12,831

2017 Restricted Shares

Restricted Shares granted to the NEOs vest in equal annual installments over three years (except that Restricted Shares granted to our CEO will vest on December 31, 2019), in each case, subject to continued employment on the vesting date(s). The Restricted Shares were subject to forfeiture if the Company's revenue for 2017 did not meet or exceed $7.5 billion. The Compensation Committee selected revenue as the performance goal to promote increasing the number and type of vehicles we rent, among other reasons. The Company's revenue for 2017 was $8.8 billion, exceeding the target goal. As a result, the Restricted Shares granted to the NEOs were earned and remain subject to vesting. For more information about the award of Restricted Shares see “2017 Grants of Plan-Based Awards” table below.

The number of Restricted Shares granted to each NEO in 2017 and the number of 2017 Restricted Shares earned based on 2017 financial performance are set forth below.

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Compensation Discussion and Analysis

Name	2017 Restricted Shares Granted	2017 Restricted Shares Earned
Ms. Marinello	23,321	23,321
Mr. Kennedy	18,026	18,026
Mr. Best	14,421	14,421
Mr. Taride	14,421	14,421
Mr. Frecker	5,408	5,408

2017 Performance Options

The Performance Options granted to Ms. Marinello are subject to the same Adjusted Corporate EBITDA performance goals for the 2017 through 2019 period as the 2017 Performance Shares. If earned, the Performance Options will vest on the later of the third anniversary of the date of grant and the date on which the Compensation Committee certifies our financial performance for the applicable period provided that Ms. Marinello remains employed by the Company on December 31, 2019. The Performance Options have an exercise price of $22.19, which is fair market value as of the grant date, and have a seven-year term. For more information about the award of Performance Options see the “2017 Grants of Plan-Based Awards” table below.

The number Performance Options granted to the CEO in 2017 and the number of 2017 Performance Options that were earned based on 2017 financial performance are set forth below:

Name	2017 Performance Options	2017 Performance Options Earned
Ms. Marinello	326,502	—

2016 PSUs

In 2016, the Compensation Committee granted Performance Stock Units ("PSUs") to the NEOs at that time and, as part of the performance structure, set goals for each of Adjusted Corporate EBITDA, EBITDA Margin relative to one of our competitors ("Relative EBITDA Margin") and customer satisfaction improvement for a select group of our customers using the Net Promoter Score methodology ("Customer Satisfaction") for the 2016 PSUs for the combined 2016 and 2017 and combined 2016, 2017 and 2018 performance periods. Based on the performance for 2016 and 2017, the NEOs did not earn any of the 2016 PSUs based on Adjusted Corporate EBITDA or Relative EBITDA Margin and earned 100% of the Customer Satisfaction PSUs eligible to be earned for 2016 and 2017. As a result, Messrs. Kennedy and Best have earned 10% of their target awards made in 2016 and Messrs. Taride and Frecker have earned 12.5% of their target awards made in 2016. The NEOs retain the ability to earn the awards not earned in 2016 and 2017 through meeting goals for the combined 2016, 2017 and 2018 performance period.

EBITDA Margin is a non-GAAP measure. For the definition of “EBITDA Margin” see Annex A to this proxy statement.

The following were the combined 2016 and 2017 performance targets set by the Compensation Committee and our performance as compared to such targets (dollars in millions):

2016 PSU Performance Elements
	Adjusted Corporate EBITDA	Relative EBITDA Margin	Customer Satisfaction
Threshold(1)	$1,828	–50 bp	+1.00
Target(2)	$2,151	+100 bp	+1.50
Actual Results	$820	-433	>+1.50
Payout Factor	0%	0%	100%

(1)
Any Adjusted Corporate EBITDA, Relative EBITDA Margin or Customer Satisfaction results that equal the threshold receive a 50% multiplier. Any Adjusted Corporate EBITDA, Relative EBITDA Margin or Customer Satisfaction results that are below the threshold receive a 0% multiplier.

(2)	Any Adjusted Corporate EBITDA, Relative EBITDA Margin or Customer Satisfaction results that are equal to or above the target performance level receive a 100% multiplier for 2016.

30	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

The number of target awards that remain subject to vesting, the numbers of awards that have been earned and the total award amounts of target 2016 PSUs are set forth below. Up to 150% of the target award amounts can be earned for combined 2016, 2017 and 2018 performance. 2016 PSUs will vest upon certification by the Compensation Committee of our financial performance for the combined 2016, 2017 and 2018 period. Messrs. Tague and Foland and Ms. Marren forfeited their 2016 PSU awards in connection with their separation from the Company.

2016 PSUs
Name	Target Adjusted Corporate EBITDA PSUs Remain Subject to Vesting	Target Relative EBITDA Margin PSUs Remain Subject to Vesting	Target Customer Satisfaction PSUs Remain Subject to Vesting	Adjusted Corporate EBITDA and Relative EBITDA Margin PSUs Earned	Customer Satisfaction PSUs Earned	Total PSUs at Target	PSUs Earned as a % of Target
Mr. Kennedy	13,163	13,162	6,581	—	3,291	32,906	10%
Mr. Best	9,605	9,605	4,802	—	2,401	24,012	10%
Mr. Taride	9,148	9,147	6,098	—	3,049	24,393	12.5%
Mr. Frecker	1,086	1,086	724	—	362	2,896	12.5%

2015 PSUs

One-third of the PSUs granted to NEOs in 2015 were forfeited based on our financial performance in 2015. In 2016, in consultation with management and in connection with the Spin-Off, the Compensation Committee elected to modify the performance metrics for the remaining two-thirds of the total PSU awards granted in 2015. Instead of the entire award being tied to Adjusted Corporate EBITDA, the Compensation Committee modified the 2016 and 2017 performance goals to match the general structure of PSUs granted in 2016 as follows:

•	40% of the remaining PSUs were subject to Adjusted Corporate EBITDA (37.5% for Messrs. Taride and Frecker);

•	40% of the remaining PSUs were subject to Relative EBITDA Margin (37.5% for Messrs. Taride and Frecker); and

•	20% of the remaining PSUs were subject to Customer Satisfaction (25% for Messrs. Taride and Frecker).

Up to 100% of the remaining 2015 PSUs could have been earned based on two-year cumulative 2016 and 2017 performance. In order to earn PSUs for combined 2016 and 2017 performance, the Company needed to achieve the same performance goals as outlined above for the 2016 PSUs. Based on the results for 2016 and 2017, the NEOs did not earn any of the 2015 PSUs based on Adjusted Corporate EBITDA or Relative EBITDA Margin and earned 100% of the Customer Satisfaction PSUs eligible to be earned for 2016 and 2017. As a result, Messrs. Kennedy and Best earned 20% of their total awards and Messrs. Taride and Frecker earned 25% of their total awards. Both Messrs. Tague and Foland and Ms. Marren forfeited their 2015 PSU awards in connection with their separation from the Company. The number of target and earned 2015 PSU awards are set forth below.

2015 PSUs
Name	Target Adjusted Corporate EBITDA PSUs	Target Relative EBITDA Margin PSUs	Target Customer Satisfaction PSUs	Adjusted Corporate EBITDA and Relative EBITDA Margin PSUs Earned	Customer Satisfaction PSUs Earned	Total PSUs at Target	PSUs Earned and Vested as a % of Target
Mr. Kennedy	6,254	6,253	3,127	—	3,127	15,634	20%
Mr. Best	4,927	4,927	2,464	—	2,464	12,318	20%
Mr. Taride	2,394	2,394	1,596	—	1,596	6,384	25%
Mr. Frecker	449	449	299	—	299	1,197	25%

31	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

LTIP for 2018

In February 2018, the Compensation Committee reviewed the structure and balance of equity grants used in the LTIP. After consideration of various award alternatives and in consultation with FW Cook, the Compensation Committee determined to continue substantially the same award structure and target equity awards for our NEOs in 2018 as in 2017. The Company and Ms. Marinello have agreed that she will receive substantially the same equity compensation for 2018 as she received for 2017.

Other Compensation Elements

Retirement Benefits

We maintain a qualified defined contribution plan (in which substantially all of our U.S.-based employees can participate) and a non-qualified deferred compensation program, in which our NEOs (other than Mr. Taride), are eligible to participate, as described under “Pension Benefits” below. We maintain the non-qualified deferred compensation plan for select executives to provide for retirement benefits that cannot be provided under the qualified defined contribution plan due to limitations under the Code.

We also maintain a post-retirement assigned car benefit plan under which we provide certain senior executives who, at the time of retirement, are at least 58 years old and have been an employee of the Company for at least 20 years, with a car from our fleet and insurance on the car for the participant’s benefit. We maintain this benefit to promote retention of executives and in recognition of an executive’s term of service. As of December 31, 2017, Mr. Taride was our only NEO who satisfied the minimum service and minimum age requirement for participation in the plan.

Perquisite Policy

We provide perquisites and other personal benefits to our NEOs that we and our Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We use corporate aircraft for the purpose of encouraging and facilitating business travel by our senior executives (primarily our CEO) and directors, generally for travel in the United States and, less frequently, internationally. In addition, our CEO uses corporate aircraft for limited personal air travel.

Our Compensation Committee regularly reviews aircraft usage by the NEOs and the expenses associated with such usage. The costs of our CEO's personal use of aircraft for 2017 was $29,685, which amount is included in the “All Other Compensation” column of the Summary Compensation Table. The Compensation Committee periodically reviews our perquisite policies to ensure they are reasonable.

Clawback Policy

The Company maintains a clawback policy to promote responsible risk management and to help ensure that the incentives of our management are aligned with those of the Company’s stockholders. The policy applies to all employees who are at the director level and above, including our NEOs, and covers:

•	All annual incentives (including awards under the Senior Executive Bonus Plan);

•	Long-term incentives;

•	Equity-based awards (including awards granted under the 2016 Omnibus Plan); and

•	Other performance-based compensation arrangements.

The policy provides that, among other things, a repayment obligation may be triggered by the Compensation Committee if an employee receives certain incentive compensation based on financial results that were the subject to a restatement during the three-year period after which such compensation was paid. In addition, a repayment obligation may be triggered by the Compensation Committee if an employee's gross negligence, fraud or willful misconduct caused or contributed to the need for the restatement during the three-year period after which such certain incentive compensation

32	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

was paid. If triggered, the employee must repay or forfeit all or any portion of such compensation that would not have been paid had the applicable financial results been reported accurately.

In addition, the Company’s equity award agreements contain clawback provisions. The Company’s clawback policy and any related plans or award agreements will be further revised, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act").

Stock Ownership Guidelines and Hedging Policy

Stock Ownership Guidelines
Under our stock ownership guidelines, executive officers and non-employee directors are required to own shares of our common stock equal in value to a specified multiple of their annual base salary or cash retainer, as set forth below:

Stock Ownership Guidelines
CEO	5x Base Salary
CFO, Senior Executive Vice Presidents and Business Unit Presidents	3x Base Salary
Other "Section 16" Officers	2x Base Salary
Non-Employee Directors	5x Annual Cash Retainer

Senior executives and non-employee directors have five years from the later of the date of the Spin-Off and the date of their employment or election to the Board to reach the target ownership levels. Senior executives subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust, shares owned through the Company’s Employee Stock Purchase Plan, the approximate after-tax value of unvested Restricted Shares and RSUs (i.e., 50% of unvested Restricted Shares and RSUs) and the approximate after-tax value of Performance Shares and PSUs if the performance criteria has been met, even if the service requirement has not been met (i.e., 50% of Performance Shares and PSUs if performance criteria is met). Non-employee directors are permitted to count towards the target ownership levels shares owned outright or in trust and the approximate after-tax value of phantom shares (i.e., 50% of phantom shares).

Limited Trading Windows

Executive officers can only transact in Company securities during approved trading windows after satisfying mandatory clearance requirements.

Pledging and Hedging Policy

The Company has a policy that prohibits employees and directors from entering into any type of arrangement, contract or transaction that has the effect of pledging shares or hedging the value of our common stock.

Policies on Timing of Equity Awards

It is the Company’s general practice to not issue equity awards with a grant date that occurs during regularly scheduled blackout periods. However, we have as a general practice granted equity awards in the first business day of each quarter in connection with new hires, promotions, special recognition or other special circumstances, which may be during blackout periods. It is also the Company’s general practice to not determine the number of equity awards based on market conditions prior to the date on which the equity award is approved. The exercise price of our stock options is the closing price of the Company’s stock the day before the date of such grant. We generally grant equity awards to our senior executives in the first quarter of the fiscal year following the release of earnings.

33	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

Peer Group

The Compensation Committee selected our Peer Group for 2017 in late 2016 in consultation with FW Cook. Because the number of our direct industry competitors in the global market is limited, we did not limit the Survey Group to our direct competitors, but also included similarly-sized companies that bear substantial similarities to our business model and with which we compete for talent, including travel and travel-related companies. The companies in the Peer Group had annual revenues for 2016 of approximately $2.9 billion to $21.3 billion and median 2016 annual revenues of approximately $8.8 billion, as compared to our 2016 revenue of $8.8 billion. Twenty-one companies are included in the Peer Group. Of the twenty-one companies in the Peer Group, 12 were in our 2016 Peer Group.

The following are the companies that comprised our Peer Group for 2017:

Alaska Air Group, Inc.	MGM Resorts International*
AutoNation, Inc.	Norfolk Southern Corp.*
Avis Budget Group, Inc.*	Norwegian Cruise Line Holdings Ltd.
CarMax Inc.*	Penske Automotive Group, Inc.
Carnival Corp.*	The Priceline Group Inc.
CSX Corp.*	Royal Caribbean Cruises Ltd.*
Expedia, Inc.	Ryder System, Inc.*
Expeditors International of Washington, Inc.	Southwest Airlines Co.*
Hilton Worldwide Holdings Inc.	Wyndham Worldwide Corp.*
JetBlue Airways Corp.*	XPO Logistics, Inc.
Marriott International, Inc.*
*Denotes companies that were also included in our 2016 Peer Group.

When making compensation decisions for our senior executives, our management and our Compensation Committee consider the compensation levels of the Peer Group, as well as industry factors, general business developments, corporate, business unit and individual performance, the roles within our organization, their experience in the travel industry, compensation at their previous employers with respect to new hires and our overall compensation philosophy. Our Compensation Committee does not apply Peer Group data in a formulaic manner to determine the compensation of our NEOs. Rather, the Peer Group data represent one of several factors that our Compensation Committee considers in a holistic assessment of compensation decisions. We typically review the salaries, annual incentive bonus levels and long-term equity awards of our NEOs every 12 months, and we periodically (but not on a set schedule) review the other elements of their compensation.

Tax and Accounting Considerations

The Senior Executive Bonus Plan was established as an "umbrella" formula governing maximum annual incentive bonus payments in order for annual incentive bonus payments to qualify as deductible under Section 162(m) of the Internal Revenue Code (the “Code”). Under this formula, the Compensation Committee has discretion to pay bonuses for 2017 of up to (i) 1% of our Gross EBITDA for 2017 for our CEO and (ii) 0.5% of our Gross EBITDA for 2017 for each of the other NEOs. Gross EBITDA is a Non-GAAP measure. Our Gross EBITDA for 2017, the definition of “Gross EBITDA” and its reconciliation to its most comparable non-GAAP measure are set forth below under “Non-GAAP Measures” in Annex A to this proxy statement.

Section 162(m) of the Code disallows public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of their executive officers. Historically, Section 162(m) included an exemption for certain performance-based compensation that met certain requirements. Our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) when making compensation decisions. Historically, performance-based awards granted under the 2016 Omnibus Plan and bonuses paid under the Senior Executive Bonus Plan generally were intended to qualify as tax-deductible under Section 162(m).

Federal legislation passed on December 22, 2017 repealed Section 162(m)'s performance-based compensation exemption and the limitation on deductibility generally was expanded to include all individuals who are considered NEOs in any year beginning after December 31, 2016. As a result, compensation paid to our NEOs in excess of $1

34	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

million may not be deductible for taxable years commencing after December 31, 2017, subject to limited transition relief for arrangements in place as of November 2, 2017, the scope of which is uncertain. Further, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Despite the change in law, our Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its stockholders.

Severance Plan and Employment, Separation and Change in Control Agreements

Ms. Marinello and Messrs. Best and Kennedy have entered into employment agreements with the Company and each of them is entitled to certain payments or benefits as further described below.

The Company has adopted a severance plan (the “Severance Plan for Senior Executives”) and entered into change in control agreements (“Change in Control Agreements”), which cover several of our NEOs currently employed by us. In adopting these arrangements, it was the intention of the Company to provide security to our senior executives in the event of a loss of employment that was generally consistent with the terms of arrangements provided by our peer companies.

The Severance Plan for Senior Executives provides payments and benefits to the covered executives in the event of certain qualifying terminations of their employment (other than in connection with a change in control of the Company) and the Change in Control Agreements provide payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of the Company. All of the agreements referred to below are listed in the Exhibit Index to the Company’s 2017 Annual Report.

Severance Plan for Senior Executives

The Severance Plan for Senior Executives provides benefits to senior executives whose employment is terminated other than terminations of employment that qualify for benefits under the Change in Control Agreements. Ms. Marinello and Messrs. Kennedy, Frecker, Taride and Best were designated as participants in the Severance Plan for Senior Executives and Mr. Tague, Mr. Foland and Ms. Marren received benefits under the Severance Plan for Senior Executives in connection with their terminations of employment (as discussed below).

Termination Event	Benefits under Severance Plan for Senior Executives
Cause, Permanent Disability, Death or Retirement(1)	None
Involuntary Termination without Cause	Unpaid Bonus. Pro rata portion of the annual bonus that would have been payable to the participant, payable at the same time bonuses are paid to other executives;
Severance Multiple.  Cash payments in the aggregate equal to a multiple (the “severance multiple”), based on the executive’s position, of the executive’s annual base salary in effect immediately prior to the date of termination and the average of the annual bonuses payable to the executive, with respect to the three calendar years preceding the year in which the termination occurs; or, for executives with a one-year or two-year bonus history, by reference to the average annual bonus amounts for such year or years; or, if an executive has not had an opportunity to earn or be awarded one full year’s bonus as of his or her termination of employment, the executive’s target bonus for the year of termination, payable in equal installments over a period of whole and/or partial years equal to the severance multiple. The severance multiple for Mr. Taride is 2.0 and for Ms. Marinello and Messrs. Kennedy, Best and Frecker is 1.5;

Other Benefits.  Continuation of all medical, health and accident plans (other than disability plans) until the earlier of the end of a number of years following the executive’s termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

Outplacement. Within the period of time from the date of executive’s termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

(1)	As those terms are defined in the Severance Plan for Senior Executives.

35	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

Executives must execute a general release of claims to receive the foregoing severance payments and benefits. The Severance Plan for Senior Executives also contains a confidentiality covenant that extends for 24 months following the executive’s termination of employment and non-competition and non-solicitation covenants that extend for a period of years following the executive’s termination of employment equal to the severance multiple.

If an executive is entitled to severance payments and benefits under the Severance Plan for Senior Executives and a Change in Control Agreement, payments and benefits will be made under the Change in Control Agreement rather than the Severance Plan for Senior Executives.

Employment Agreements

We have entered into employment agreements with Ms. Marinello, Mr. Kennedy and Mr. Best that provide for their annual base salary, target annual bonus, target value of equity awards, severance and other compensation summarized below. Mr. Kennedy entered into an employment agreement that set the annual base salary for his initial year of employment, and Mr. Kennedy's annual base salary is reviewed annually by our Compensation Committee.

Kathryn Marinello(1)

Annual Base Salary	Target Annual Bonus	Equity Awards	Severance	Other
No less than $1,450,000	No less than 150% of Annual Base Salary. Payout of no less than 60% of Target Annual Bonus for 2017.
For 2017, grant date fair value of approximately $5,175,000: 60% Performance Options, 10% Restricted Shares and 30% Performance Shares. Following 2017, eligible for equity awards on a basis no less favorable than grants made to other senior executives, unless otherwise agreed by Ms. Marinello and the Company.

If employment is terminated by the Company without cause, by Ms. Marinello for good reason or due to death or disability, entitled to vesting of any unvested portion of sign-on equity awards based on the Company's performance at the end of the performance period and prorated based on the portion of the vesting period elapsed as of the date of termination. In addition, eligible for severance benefits under the Severance Plan for Senior Executives.

Employment period from January 3, 2017 to December 31, 2019. Eligible to participate in the employee benefit plans offered to other senior executives. $10,000 allowance for moving expenses. $25,000 annual payment for travel expenses. $35,250 for expenses incurred in connection with the negotiation of employment arrangements with the Company.

Thomas Kennedy(2)

Annual Base Salary	Target Annual Bonus	Equity Awards
$775,000(3)	135% of Annual Base Salary	Target value of annual equity award grants after 2016 will be $2,000,000.

Tyler Best(4)

Annual Base Salary	Target Annual Bonus	Equity Awards
$600,000	100%, but not more than 150%, of Annual Base Salary	Target value of annual equity award grants after 2016 will be $1,600,000.

(1)
Ms. Marinello’s term sheet is filed as exhibit 10.2 to the Form 8-K the Company filed on December 13, 2016, and Ms. Marinello’s employment agreement is filed as exhibit 10.1 to the Form 8-K/A the Company filed on March 7, 2017.

(2)	Mr. Kennedy’s compensation letter is filed as exhibit 10.42 to former Hertz Holdings’ 2014 Form 10-K filed on July 16, 2015.

(3)	As adjusted by the Compensation Committee in February 2016.

(4)	Mr. Best’s term sheet is filed as exhibit 10.39 to former Hertz Holdings’ 2015 Form 10-K filed on February 29, 2016.

36	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

Separation Agreements

We have entered into separation agreements with Messrs. Tague and Foland and Ms. Marren that provide for the termination dates, basis of termination, cash payments, vesting of equity awards and other benefits set forth below.

Officer and Termination Date	Basis of Termination	Cash Payments	Vesting of Equity Awards	Other
John Tague(1) January 2, 2017	“Good Leaver Termination” under employment agreement and “Qualifying Termination” under Severance Plan for Senior Executives	$3,678,750, payable in equal installments over the 18-month period following termination.
Prorated vesting of 85,963 performance-based options and 60,174 PSUs based on the portion of the vesting period elapsed as of the termination date and deemed satisfaction of performance goals at the target level.

Continued health and welfare insurance benefits for the 18-month period following the termination date or the date on which Mr. Tague becomes eligible for comparable health and welfare benefits through a new employer, whichever is earlier, certain relocation benefits and reimbursement for legal fees associated with the negotiation of the separation agreement.

Jeffrey Foland(2) February 28, 2017	“Qualifying Termination” under Severance Plan for Senior Executives
$2,135,625, payable in equal installments over the 18-month period following termination. Pro-rated 2017 bonus based on the number of days Mr. Foland was employed by the Company in 2017 and based on actual performance.
Vesting of 44,467 RSUs.
Continued health and welfare insurance benefits for the 18-month period following the termination date or the date on which Mr. Foland becomes eligible for comparable health and welfare benefits through a new employer, whichever is earlier. Up to $25,000 in outplacement benefits. Reimbursement for legal fees associated with the negotiation of the separation agreement.

Alexandria Marren(3) October 31, 2017	“Qualifying Termination” under Severance Plan for Senior Executives
$900,000, payable in equal installments over the 18-month period following termination. Pro-rated 2017 bonus based on the number of days Ms. Marren was employed by the Company in 2017 and based on actual performance.
All unvested equity awards were forfeited.
Continued health and welfare insurance benefits for the 18-month period following the termination date or the date on which Ms. Marren becomes eligible for comparable health and welfare benefits through a new employer, whichever is earlier. In lieu of outplacement benefits, $25,000 in cash following the termination date. Reimbursement for legal fees associated with the negotiation of the separation agreement.

(1)	Mr. Tague’s separation agreement is filed as exhibit 10.1 to the Form 8-K the Company filed on December 13, 2016.

(2)	Mr. Foland’s separation agreement is filed as exhibit 10.1 to the Form 8-K the Company filed on February 10, 2017.

(3)	Ms. Marren's separation agreement will be filed as an exhibit to our Form 10-Q for the first quarter of 2018.

Change in Control Agreements

Ms. Marinello and Messrs. Kennedy, Best and Taride have entered into Change in Control Agreements. Payments and benefits under the Change in Control Agreements are "double-trigger", which means they are paid only if (i) there is a change in control of the Company and (ii) the covered executive is terminated by us without “cause” or the covered executive resigns for “good reason,” in either case, within two years following the change in control. If this occurs the covered executive will be entitled to the following payments and benefits:

37	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

Termination Event following Change of Control	Benefits under Change in Control Agreement
Death, Disability, Retirement, by Executive without Good Reason or by Company with Cause(1)	None
Involuntary Termination without Cause or Resignation for Good Reason
Unpaid Salary and Bonus.  Lump sum cash payment equal to (i) the executive’s annual base salary earned but not paid through the date of termination, (ii) pro-rated annual bonus at target level calculated through the executive’s date of termination and (iii) all other amounts to which the executive is entitled under any compensation plan applicable to the executive, payable within 30 days of the executive’s termination;

Severance Multiple.  Lump sum cash payment equal to a multiple (the “severance multiple”) of the sum of the executive’s annual base salary in effect immediately prior to the termination and the average actual bonuses paid to the executive for the three years prior to the year in which the termination occurs, or, for executives without a three-year bonus history, by reference to target levels.(2)  The severance multiples are: for Ms. Marinello(3) and Mr. Taride, 2.5, for Mr. Kennedy, 2.0, and for Mr. Best, 1.5;

Other Benefits.  Continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive’s termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

Outplacement. Within the period from the date of the executive’s termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

(1)	As those terms are defined in the Change in Control Agreements.

(2)	Our Change in Control Agreements provide for a reduction in change in control payments to the extent a reduction would place the applicable NEO in a more favorable after-tax position.

(3)	Ms. Marinello’s Change in Control Agreement is filed as exhibit 10.2 to the Form 8-K/A the Company filed on March 7, 2017.

The foregoing payments and benefits would be in lieu of any other payments and benefits to be made in connection with a covered executive’s termination of employment while the agreements are in effect. Covered executives must execute a general release of claims to receive the foregoing severance payments and benefits.

Our Change in Control Agreements that we have entered into with our U.S.-based NEOs do not contain tax gross-up provisions on any golden parachute excise tax and Mr. Taride is not subject to golden parachute excise taxes.

Each of the Change in Control Agreements also contains a confidentiality covenant that extends indefinitely following the executive’s termination of employment and non-competition and non-solicitation covenants that extend for 12 months following the executive’s termination of employment. In the event that the executive breaches these covenants, the Company is entitled to stop making payments to the executive and seek injunctive relief in certain circumstances.

The Change in Control Agreements will continue to automatically renew for one-year extensions unless we give 15-months’ notice. In the event of a change in control during the term of the Change in Control Agreements, the agreement will remain in effect for two years following the change in control.

Treatment of EICP Payments and Equity Compensation upon a Termination or a Change in Control

The following chart generally summarizes the treatment of EICP payments and equity compensation for each of our NEOs under the Senior Executive Bonus Plan and the awards outstanding under the 2016 Omnibus Plan as of December 31, 2017.

38	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Discussion and Analysis

Award	Death or Disability(1)	Voluntary	Retirement(1)	For Cause(1)	Without Cause(1)	Change In Control If Not Assumed/ Substituted(1)(2)
EICP	Forfeit(3)	Forfeit(3)	Forfeit(3)	Forfeit(3)	Pro-rata(4)	Pro-rata
Options	Unvested vest	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
PSUs and Performance Shares	Pro-rata	Forfeit unvested	Pro-rata	Forfeit unvested	Forfeit unvested	Unvested vest
RSUs and Restricted Shares	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit unvested	Forfeit unvested	Unvested vest
Other Outstanding Awards	Unvested vest	Forfeit unvested	Pro-rata	Forfeit unvested	Forfeit unvested	Unvested vest

(1)	As those terms are defined in the 2016 Omnibus Plan.

(2)
The terms of the 2016 Omnibus Plan contain “double-trigger” provisions in the event of a change in control. If equity awards are exchanged for or replaced by a substitute award, then the awards will not automatically vest upon a change in control. However, if a change in control occurs and the awards are not exchanged or replaced, all options shall immediately become exercisable, the restriction period on all Restricted Shares and RSUs shall lapse immediately prior to such change in control and outstanding Performance Shares and PSUs issued to our NEOs generally vest.

(3)	Assumes that employment ends prior to the end of the fiscal year of the Company under the Senior Executive Bonus Plan.

(4)	Amount is payable under the Severance Plan for Senior Executives.

39	Hertz Global Holdings, Inc. 2018 Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee,
Daniel Ninivaggi, Chair
David Barnes
Carolyn Everson

40	Hertz Global Holdings, Inc. 2018 Proxy Statement

2017 Summary Compensation Table

The following table, or the “Summary Compensation Table”, summarizes the compensation earned in each of the fiscal years noted by our NEOs. Compensation for 2015 was paid by former Hertz Holdings, while compensation in 2016 was paid by former Hertz Holdings or the Company.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Katheryn Marinello President and CEO	2017	1,416,539	1,305,000	2,069,994	3,105,001	—	—	116,265	8,012,799
Thomas Kennedy Senior Executive Vice President and Chief Financial Officer	2017	775,000	—	1,599,988	400,001	—	—	19,379	2,794,368
	2016	754,808	—	1,637,934	555,000	—	—	18,114	2,965,856
	2015	697,539	945,000	1,959,112	2,000,001	—	—	16,505	5,618,157
Tyler Best Executive Vice President and Chief Information Officer	2017	600,000	—	1,280,008	319,999	—	—	50,541	2,250,548
	2016	600,000	—	1,215,193	404,999	—	—	82,529	2,302,721
	2015	553,846	2,780,000	1,543,625	1,600,002	—	—	78,648	6,556,121
Michael Taride(5) Group President, Rent A Car International	2017	517,556	250,000	1,280,008	319,999	—	93,160	112,467	2,573,190
	2016	533,341	—	1,740,023	—	—	693,550	92,263	3,059,177
	2015	591,710	—	800,007	800,007	319,819	—	104,764	2,616,307
Richard Frecker Executive Vice President, General Counsel and Secretary	2017	455,000	125,000	480,014	120,003	—	5,200	34,333	1,219,550
John Tague(6) Former President and CEO	2017	33,462	—	—	—	—	—	3,786,620	3,820,082
	2016	1,450,000	—	2,099,996	1,256,278	—	—	271,077	5,077,351
	2015	1,450,000	1,305,000	7,294,000	3,160,500	—	—	134,915	13,344,415
Jeffrey Foland(6) Former Senior Executive Vice President and Chief Revenue Officer	2017	153,654	—	—	—	—	—	2,176,840	2,330,494
	2016	850,000	—	1,728,481	555,000	—	—	32,221	3,165,702
	2015	800,962	2,647,500	9,906,040	2,500,004	—	—	171,768	16,026,274
Alexandria Marren(7) Former Executive Vice President, North American Rental Car Operations	2017	512,308	—	799,994	199,996	—	—	956,820	2,469,118

(1)
The 2017 amounts reflect the bonus paid to Ms. Marinello pursuant her employment agreement and the bonuses paid to Messrs. Taride and Frecker for their 2017 performance. Information about our annual incentive bonus program is discussed above under “Annual Incentive Bonus.”

(2)
The value for each of the years in this Summary Compensation Table reflects the full grant date fair value of the applicable equity plus any modifications to such equity awards. These amounts were computed pursuant to FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the note entitled “Stock-Based Compensation” in the notes to our Company’s consolidated financial statements in our 2017 Annual Report. Vesting of the Performance Shares granted in 2017 were subject to our achievement of certain pre-determined financial performance and operational goals during 2017. The “Stock Awards” column above reflects the grant date fair values of the target number of Performance Shares and Restricted Shares that were eligible to vest based on our financial performance goals for 2017 - 2019, which for accounting purposes is the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant. Assuming the maximum level of performance achievement (150% of target), the Performance Shares and Restricted Shares total values for each NEO in 2017 are, respectively: Ms. Marinello, $2,846,245, Mr. Kennedy, $2,199,983; Mr. Best, $1,760,022, Mr. Taride, $1,760,022, Mr. Frecker, $660,019, and Ms. Marren, $1,100,003.

(3)
Amounts include annual changes in the actuarial present value of accumulated pension benefits. The present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our Company’s financial statements. See the note entitled “Employee Retirement Benefits” in the notes to our consolidated financial statements in our 2017 Annual Report. Mr. Taride's pension value did not increase in 2015. The change in his pension value was $(638,750) (translated in accordance with footnote (5) of this table for 2015).

(4)	Includes the following for 2017:

41	Hertz Global Holdings, Inc. 2018 Proxy Statement

2017 Summary Compensation Table

Name	Personal Use of Aircraft(a)	Personal Use of Car(b)	Travel(c)	Financial Assistance and Legal Fees(d)	Perquisites Subtotal	Life Insurance Premiums	Company Match on Plans(e)	Relocation(f)	Severance and Other(g)	Total Perquisites and Other Compensation
Ms. Marinello	29,685	14,994	25,000	35,250	104,929	1,336	—	10,000	—	116,265
Mr. Kennedy	—	18,258	—	—	18,258	1,121	—	—	—	19,379
Mr. Best	—	19,604	12,869	4,000	36,473	868	13,200	—	—	50,541
Mr. Taride	—	4,248	—	15,035	19,283	4,899	—	—	88,285(5)	24,182
Mr. Frecker	—	15,250	—	—	15,250	483	18,600	—	—	34,333
Mr. Tague	—	4,807	—	—	4,807	2	1,338	—	3,780,473	3,786,620
Mr. Foland	—	3,952	—	—	3,952	139	6,146	—	2,166,603	2,176,840
Ms. Marren	—	10,750	—	4,000	14,750	1,139	7,269	—	933,662	956,820

(a)
Based on the direct costs of aircraft for each hour of personal use, which is based on the incremental cost of fuel, crew expenses, on-board catering and other, small variable costs. We exclude fixed costs which do not change based on usage from this calculation.

(b)	Reflects the annual lease value of company-provided vehicles.

(c)
For Ms. Marinello, represents the annual travel allowance per the terms of her employment agreement. For Mr. Best, reflects the incremental cost related to lodging and transportation expenses for travel between Mr. Best’s home in Michigan and the Company’s technology operations in Oklahoma City.

(d)
For Ms. Marinello, this reflects the cost of legal fees associated with negotiating her employment arrangements per her employment agreement. For Messrs. Best and Taride and Ms. Marren, this reflects the reimbursement of financial planning assistance provided to executive staff.

(e)	Amounts represent Company match on the 401(k) plan and the deferred compensation plan.

(f)	Amount represents the incremental costs to the Company for relocation assistance.

(g)
For Mr. Taride, this reflects £26,856 in medical payments and £41,376 in payments we made to Mr. Taride in lieu of pension contributions not allowed in excess of legal maximums. For Messrs. Tague and Foland and Ms. Marren includes full value (if applicable) of severance, unused vacation pay, value of extended health benefits for 2017 only, relocation and legal and outplacement fees associated with separation.

(5)	Amounts for Mr. Taride have been converted from pounds sterling to U.S. dollars at the 12-month average rate of 1.293889 for 2017, 1.34409 for 2016 and 1.52811 for 2015.

(6)
Messrs. Tague and Foland separated from our Company in 2017. Neither was granted equity awards in 2017. Mr. Tague was not eligible for an annual bonus under our EICP and Mr. Foland did not receive a bonus under our EICP. Messrs. Tague and Foland received payments in connection with their separation as detailed in footnote 4 above.

(7)
Ms. Marren separated from our Company in 2017. Ms. Marren did not receive a bonus under our EICP and the equity awards that Ms. Marren was granted in 2017 were forfeited in connection with her separation. Ms. Marren received payments in connection with her separation as detailed in footnote 4 above.

42	Hertz Global Holdings, Inc. 2018 Proxy Statement

2017 Grants of Plan-Based Awards

The following table sets forth, for each NEO, possible payouts under all non-equity incentive plan awards granted in 2017, all grants of Performance Shares, Performance Options, Options and Restricted Shares in 2017 and the grant date fair value of all such awards. All of the equity awards granted in 2017 were granted under the 2016 Omnibus Plan.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards			All Other Stock Awards (#)	All Other Option Awards (#)	Exercise Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Kathryn Marinello
Annual Cash Incentive		1,305,000	2,175,000	3,480,000
Performance Options(3)	3/2/2017				163,251	326,502	326,502			22.19	3,105,001
Performance Shares(4)	3/2/2017				34,982	69,964	104,946				1,552,501
Restricted Shares(5)	3/2/2017					23,321					517,493
Thomas Kennedy
Annual Cash Incentive			1,046,250	1,674,000
Options(6)	3/2/2017								42,769	22.19	400,001
Performance Shares(4)	3/2/2017				27,039	54,078	81,117				1,199,991
Restricted Shares(5)	3/2/2017					18,026					399,997
Tyler Best
Annual Cash Incentive			600,000	900,000
Options(6)	3/2/2017								34,215	22.19	319,999
Performance Shares(4)	3/2/2017				21,632	43,263	64,895				960,006
Restricted Shares(5)	3/2/2017					14,421					320,002
Michel Taride
Annual Cash Incentive			621,067	993,708
Options(6)	3/2/2017								34,215	22.19	319,999
Performance Shares(4)	3/2/2017				21,632	43,263	64,895				960,006
Restricted Shares(5)	3/2/2017					14,421					320,002
Richard Frecker
Annual Cash Incentive			273,000	436,800
Options(6)	3/2/2017								12,831	22.19	120,003
Performance Shares(4)	3/2/2017				8,112	16,224	24,336				360,011
Restricted Shares(5)	3/2/2017					5,408					120,004
John Tague(7)
Jeffrey Foland(8)
Annual Cash Incentive			185,486	296,778
Alexandria Marren(9)
Annual Cash Incentive			499,726	799,562
Options(6)	3/2/2017								21,384	22.19	199,996
Performance Shares(4)	3/2/2017				13,520	27,039	40,559				599,995
Restricted Shares(5)	3/2/2017					9,013					199,998

(1)
The amounts in these columns include the “Target” amount for each NEO eligible to receive an award under the EICP at 100% of the target award and the “Maximum” amount for the maximum amount payable to each NEO. The EICP payments are based on Adjusted Corporate EBITDA, MBOs and individual performance. The Senior Executive Bonus Plan, under which EICP payments are made, limits the maximum cash incentive bonus payout for our CEO and other participants. The limit is 1% of our Gross EBITDA for a performance period for our CEO and 0.5% of our Gross EBITDA for a performance period for each of the other participants. For 2017, 1% of our Gross EBITDA was $31 million and 0.5% of our Gross EBITDA was $15.5 million. The Compensation Committee used its discretion to not pay annual incentive bonuses under the Senior Executive Bonus Plan in 2017. We discuss these awards under the heading “Compensation Discussion and Analysis - Annual Incentive Bonus".

(2)
Represents the aggregate grant date fair value, computed pursuant to FASB ASC Topic 718. Please see the note entitled “Stock-Based Compensation” in the notes to the Company’s consolidated financial statements in our 2017 Annual Report for a discussion of the assumptions underlying these calculations.

(3)
Represents the Performance Options granted to Ms. Marinello. The Performance Options will be earned based on our financial performance over a multi-year period. We discuss these awards under the heading “Compensation Discussion and Analysis - Long-Term Equity Incentives - 2017 Performance Options".

43	Hertz Global Holdings, Inc. 2018 Proxy Statement

2017 Grants of Plan-Based Awards

(4)
Represents the Performance Shares granted to certain of our NEOs. The Performance Shares will be earned based on our financial performance over a multi-year period. We discuss these awards under the heading “Compensation Discussion and Analysis - Long-Term Equity Incentives - 2017 Performance Shares".

(5)
Represents the Restricted Shares granted to our NEOs. The Restricted Shares were earned based on meeting a revenue performance goal in 2017. We discuss these awards under the heading “Compensation Discussion and Analysis - Long-Term Equity Incentives - 2017 Restricted Shares".

(6)
Represents the Options granted to certain of our NEOs. The Options will vest 25% on the first, second, third and fourth anniversaries of the date of grant, subject to continued employment of the grantee. We discuss these awards under the heading “Compensation Discussion and Analysis - Long-Term Equity Incentives - 2017 Options".

(7)	Mr. Tague was not a participant in the EICP in 2017 and was not granted any equity awards in 2017 due to his separation from our Company.

(8)	In connection with Mr. Foland’s separation from the Company, Mr. Foland was not awarded a bonus and was not granted any equity awards in 2017.

(9)	In connection with Ms. Marren’s separation from the Company, Ms. Marren was not awarded a bonus and all of the equity awards granted in 2017 were forfeited.

44	Hertz Global Holdings, Inc. 2018 Proxy Statement

2017 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each NEO, details of all equity awards outstanding on December 31, 2017.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(1) ($)	Number of unearned shares, units or other rights that have not vested (#)	Market or payout value of unearned shares, units or other rights that have not vested(1) ($)
Kathryn Marinello	—	—	163,251(2)	$22.19	3/2/2024	23,321(3)	515,394
								34,982(4)	773,102
Thomas Kennedy	35,272(5)	35,272(5)		$85.29	1/20/2020	18,026(3)	398,375
		35,015(6)		$39.36	3/3/2023			9,381(8)	207,320
		42,769(7)		$22.19	3/2/2024			19,744(9)	436,342
								27,039(4)	597,562
Tyler Best	37,941(4)	18,971(5)		$86.60	2/25/2020	14,421(3)	318,704
		25,551(6)		$39.36	3/3/2023			7,392(8)	163,363
		34,215(7)		$22.19	3/2/2024			14,408(9)	318,417
								21,632(4)	478,067
Michel Taride	8,015			$38.45	3/4/2020	16,263(10)	359,412
	10,879			$57.86	3/1/2021	14,421(3)	318,704
	12,844(5)	12,845(5)		$93.09	2/17/2020			3,990(8)	88,179
		34,215(7)		$22.19	3/2/2024			15,246(9)	336,937
								21,632(4)	478,067
Richard Frecker	898			$57.86	3/1/2021	1,931(11)	42,675
	802(5)	803(5)		$93.09	2/17/2020	5,208(11)	115,097
		12,831(7)		$22.19	3/2/2024	5,408(3)	119,517
								749(8)	16,553
								1,810(9)	40,001
								8,112(4)	179,275
John Tague(12)	—	—	—	—	—	—	—	—	—
Jeffrey Foland(12)	—	—	—	—	—	—	—	—	—
Alexandria Marren(12)	—	—	—	—	—	—	—	—	—

(1)	Based on the closing market price of the Company’s common stock on December 31, 2017 of $22.10.

(2)
These Performance Options were awarded to Ms. Marinello in 2017. The Performance Options will be earned and vest based on our Adjusted Corporate EBITDA performance over a multi-year period. The award is reported at threshold.

(3)
These Restricted Shares were awarded in 2017. The Restricted Shares were earned based on achieving revenue goals in 2017. One-third of the Restricted Shares vested on March 2, 2018, one-third will vest on March 2, 2019 and one-third will vest on March 2, 2020, in each case, subject to continued employment.

(4)
These Performance Shares were awarded in 2017. The Performance Shares will be earned and vest based on our Adjusted Corporate EBITDA performance over a multi-year period. The award is reported at threshold.

(5)
These options were awarded in 2015 and vest for Messrs. Kennedy, Taride and Frecker 25% on each anniversary of the date of grant and for Mr. Best 33 1/3% on each anniversary of the date of grant, in each case, subject to continued employment. The second tranche of each award vested in the first quarter of 2017.

(6)	These options were awarded in 2016 and will vest on the third anniversary of the date of grant subject to continued employment.

(7)	These options were granted in 2017 and will vest 25% on each anniversary of the date of grant, subject to continued employment.

(8)
The awards reported include the grants of PSUs made in 2015. As discussed above, the performance conditions for the remaining 2015 PSUs will be earned and vest, if at all, based on 2016 performance or combined 2016-2017 performance.

(9)
The awards reported include the grants of PSUs made in 2016. As discussed above, the 2016 PSUs will be earned and vest, if at all, based on 2016 performance, combined 2016-2017 performance or combined 2016 - 2018 performance. The grants are reported at target for the Customer Satisfaction PSUs and threshold for the Adjusted Corporate EBITDA PSUs and Relative EBITDA Margin PSUs.

(10)	These awards represent RSUs granted to Mr. Taride in 2016. The RSUs will vest on the third anniversary of the date of grant subject to continued employment.

(11)	These awards represent RSUs granted to Mr. Frecker in 2016. The RSUs will vest on the third anniversary of the date of grant subject to continued employment.

(12)	Any outstanding awards granted to Messrs. Tague and Foland and Ms. Marren were forfeited or vested as of December 31, 2017.

45	Hertz Global Holdings, Inc. 2018 Proxy Statement

2017 Option Exercises and Stock Vested

The following table sets forth, for each NEO, details of any awarded stock options that were exercised and any stock awards that vested in 2017.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Kathryn Marinello	—	—	—	—
Thomas Kennedy	—	—	—	—
Tyler Best	—	—	—	—
Michel Taride	—	—	—	—
Richard Frecker	—	—	—	—
John Tague	—	—	60,174	1,297,351
Jeffrey Foland	—	—	44,467	1,010,290
Alexandria Marren	—	—	—	—

46	Hertz Global Holdings, Inc. 2018 Proxy Statement

Pension Benefits

Effective as of December 31, 2014, we stopped providing future benefit accruals under the following plans (the “Previous Plans”):

•	The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Hertz US Pension Plan");

•	The Hertz Corporation Benefit Equalization Plan; and

•	The Hertz Corporation Supplemental Executive Retirement Plan.

To replace the Previous Plans, we offered our employees, including certain of our NEOs (other than Mr. Taride), participation in a revised defined contribution plan. Beginning January 1, 2015 the Company increased employer contributions under the Company’s qualified 401(k) savings plan (the “401(k) Plan”) to provide that eligible participants under the 401(k) Plan are eligible to receive a matching employer contribution to their 401(k) Plan account equal to (i) 100% of employee contributions (up to 3% of compensation) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation), with the total amount of such matching employer contribution to be completely vested, subject to applicable limits under the Code on compensation that may be taken into account. For a transition period, certain eligible participants under the 401(k) Plan received additional employer contribution amounts to their 401(k) Plan account depending on their years of service and age.

In connection with the replacement of the Previous Plans and the revision of the 401(k) Plan, we adopted a deferred compensation plan, The Hertz Corporation Supplemental Income Savings Plan (the “Savings Plan”), which provides eligible employees, including the NEOs (other than Mr. Taride), the opportunity to defer part of their compensation. The Savings Plan is a deferred compensation plan that provides benefits that cannot be provided in the 401(k) Plan due to Code limitations on compensation. For any deferral elections, the Company will match an amount generally equal to (i) 100% of employee contributions (up to 3% of the compensation that cannot be taken into account under the 401(k) Plan) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation that cannot be taken into account under the 401(k) Plan). For a transition period, certain eligible participants under the Savings Plan received additional employer contribution amounts to their Savings Plan account depending on their years of service and age. The match under the Savings Plan is in addition to the match under the 401(k) Plan. The total match that any participant may receive under the 401(k) Plan and the Savings Plan (other than with respect to transition credits) may not exceed the maximum 4% match.

Mr. Taride participates in two retirement plans – the Hertz UK 1972 Pension Plan (the "Hertz UK Pension Plan") and the Hertz UK Supplementary Unapproved Pension Scheme (the “Hertz UK Supplementary Plan”). These two plans provide for, in the case of Mr. Taride, one-thirtieth of his final salary for each year of service in the plans subject to a maximum of two-thirds of his final salary at the time of his retirement. Under these plans, Mr. Taride has a right to retire at age 60. Due to a transition to a U.K. defined contribution plan in 2011, Mr. Taride is still entitled to his accrued benefits under the plans, but we are no longer providing future benefit accruals.

2017 Pension Plan Table

The following table sets forth, for Messrs. Taride and Frecker, the only NEOs who participate in a pension plan, the plans in which they participated in 2017, the number of years of credited service in each such plan each of them had at December 31, 2017, the present value of the accumulated benefit in each such plan at December 31, 2017 and the payments received from such plan during 2017:

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit(1) ($)	Payments during last fiscal year ($)
Michel Taride(2)	Hertz UK Pension Plan	11	2,074,106	0
Michel Taride	Hertz UK Supplemental Plan	11	1,757,103	0
Richard Frecker(3)	Hertz US Pension Plan	6	67,700	0

(1)
The present value calculations use the same assumptions (except for retirement and pre-retirement decrements) used for financial reporting purposes and reflect current compensation levels. The assumptions used in the calculations are as follows:

Discount Rates —

47	Hertz Global Holdings, Inc. 2018 Proxy Statement

Pension Benefits

◦	For the Hertz UK Pension Plan and Hertz UK Supplemental Plan: 3.9% as of December 31, 2015, 2.7% as of December 31, 2016 and 2.6% as of December 31, 2017.

•	Mortality Table = SAPS 2(YOB) CMI 2016.

•	Retirement Age = 60 or current age if older (earliest unreduced retirement age).

•	Pre-retirement Decrements = None assumed.

•	Payment Form = Five year certain and life annuity.
Please see the note “Employee Retirement Benefits” in the notes to the Company’s consolidated financial statements in our 2017 Annual Report for a discussion of these assumptions.

(2)
Amounts for Mr. Taride have been converted from pounds sterling to U.S. dollars at the 2017 12-month average rate of 1.29389. Credited Service is frozen for Mr. Taride under these plans; his number of actual years of service with us is 32.

(3)	Mr. Frecker's number of actual years of service with us is 9.

48	Hertz Global Holdings, Inc. 2018 Proxy Statement

2017 Non-Qualified Deferred Compensation Benefits

The following table sets forth for the only NEOs who participated in the Savings Plan in 2017, the executive contributions, the contributions made by the Company, aggregate earnings (none of which were above market or otherwise preferential) and the aggregate balance on such plans as of December 31, 2017:

Name	Executive Contributions in 2017 ($)(1)	Registrant Contributions in 2017 ($)(2)	Aggregate Earnings in 2017 ($)	Aggregate Withdrawals/ Distributions in 2017 ($)	Aggregate Balance as of December 31, 2017(3) ($)
Tyler Best	16,500	13,200	20,739	—	156,119
Richard Frecker	27,750	11,100	1,938	—	67,016
John Tague(4)	—	—	26,217	—	136,141
Alexandria Marren	7,269	7,269	891	—	15,429

(1)	The amounts reported in this column are reported under the “Salary” column of the 2017 Summary Compensation table above.

(2)	The amounts in this column are reported as compensation in the “All Other Compensation” table above.

(3)	For Mr. Best, $55,750 was previously reported as salary in the Summary Compensation Table in 2016. For Mr. Tague, $59,250 was previously reported as salary in the Summary Compensation Table in 2016.

(4)	Mr. Tague's plan balance remained through 2017, but he did not receive any additional contributions.

49	Hertz Global Holdings, Inc. 2018 Proxy Statement

Potential Payments on Termination or Change in Control

The following tables outline the value of payments and benefits that each NEO (other than Messrs. Tague and Foland and Ms. Marren, who received termination benefits as outlined above) would receive under the various termination scenarios described above based on if (i) the termination occurred on December 31, 2017, (ii) all stock awards were paid out at $22.10 per share, the closing price of our common stock on December 31, 2017, (iii) for the applicable change in control, the termination occurred following the change in control (“double trigger”) and (iv) the Compensation Committee took no further actions for any given award except as set forth under the applicable plan. In addition, the participant’s 401(k) Plan and Savings Plan amounts (if any) are excluded from the below tables, except to the extent that there are any enhancements as a result of the applicable termination event. Stock options are not listed below because the strike price of each outstanding option is above $22.10.

Kathryn Marinello

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by Reason of Retirement ($)	Termination by Reason of Death/ Disability ($)	Termination Following a Change in Control ($)
Severance payment	—	4,132,500	—	—	9,062,500
Bonus	—	1,305,000(1)	—	—	2,175,000
Continued Benefits	—	17,874	—	—	34,015(2)
Outplacement	—	25,000	—	—	25,000
Life Insurance Payment	—	—	—	1,450,000(3)	—
Payment for Awarded Performance Shares	—	513,516	—	513,516(4)	1,546,204
Payment for Awarded Restricted Shares	—	171,165	—	171,165	515,394
Total	—	6,165,055	—	2,134,681	13,358,113

(1)	Reported as actual bonus earned as of December 31, 2017, which was guaranteed under her employment agreement.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards that vest in the event of the specified termination event.

Thomas Kennedy

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by Reason of Retirement ($)	Termination by Reason of Death/ Disability ($)	Termination Following a Change in Control ($)
Severance payment	—	1,635,000	—	—	2,180,000
Bonus	—	0(1)	—		1,046,250
Continued benefits	—	18,024	—	—	25,838(2)
Outplacement	—	25,000	—	—	25,000
Life Insurance Payment	—	—	—	775,000(3)	—
Payment for Awarded Performance Shares/PSUs	—	—	—	1,059,519(4)	2,267,857
Payment for Awarded Restricted Shares	—	—	—	398,375(4)	398,375
Total	—	1,678,024	—	2,232,894	5,943,320

(1)	Reported as actual bonus earned as of December 31, 2017.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards that vest in the event of the specified termination event.

50	Hertz Global Holdings, Inc. 2018 Proxy Statement

Potential Payments on Termination or Change in Control

Tyler Best

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by Reason of Retirement ($)	Termination by Reason of Death/ Disability ($)	Termination Following a Change in Control ($)
Severance payment	—	1,290,000	—	—	1,290,000
Bonus	—	0(1)	—		600,000
Continued Benefits	—	19,449	—	—	20,391(2)
Outplacement	—	25,000	—	—	25,000
Life Insurance Payment	—	—	—	600,000(3)	—
Payment for Awarded Performance Shares/PSUs	—	—	—	811,490(4)	1,759,006
Payment for Awarded Restricted Shares	—	—	—	318,704(4)	318,704
Total	—	1,334,449	—	1,730,194	4,013,101

(1)	Reported as actual bonus earned as of December 31, 2017.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards that vest in the event of the specified termination event.

Michel Taride

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by Reason of Retirement ($)	Termination by Reason of Death/ Disability ($)	Termination Following a Change in Control ($)
Severance Payment	—	1,258,967	—	—	1,573,708
Bonus	—	0(1)	—	—	643,200
Continued Benefits	—	71,974	—	—	102,650(2)
Outplacement	—	25,000	—	—	25,000
Life Insurance Payment	—	—	—	2,144,000(3)	—
Payment for Awarded Performance Shares/PSUs	—	—	553,496	671,776(4)	1,636,284
Payment for Awarded Restricted Shares/RSUs	—	—	289,334	678,116(4)	678,116
Retiree Car Benefit	—	301,000	301,000	301,000(5)	301,000
Total	—	1,656,941	1,143,830	3,794,892	4,959,958

(1)	Reported as actual bonus earned as of December 31, 2017, excluding any discretionary bonus awarded by the Compensation Committee.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment of four times base salary only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards that vest in the event of the specified termination event.

(5)
Value represents the maximum amount of retiree car benefits in the event of disability. In the event of death, Mr. Taride's spouse would be eligible for car privileges at an amount below the maximum amount.

All amounts shown for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate of 1.34.

51	Hertz Global Holdings, Inc. 2018 Proxy Statement

Potential Payments on Termination or Change in Control

 Richard Frecker

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by Reason of Retirement ($)	Termination by Reason of Death/ Disability ($)	Termination Following a Change in Control ($)
Severance Payment	—	710,354	—	—	710,354
Bonus	—	0(1)	—	—	0(1)
Continued Benefits	—	19,037	—	—	19,037(2)
Outplacement	—	25,000	—	—	25,000
Life Insurance Payment	—	—	—	455,000(3)	—
Payment for Awarded Performance Shares/PSUs	—	—	—	149,153(4)	449,006
Payment for Awarded Restricted Shares/RSUs	—	—	—	277,289(4)	277,289
Total	—	754,391	—	881,442	1,480,686

(1)	Reported as actual bonus earned as of December 31, 2017, excluding any discretionary bonus awarded by the Compensation Committee.

(2)	Includes only healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards that vest in the event of the specified termination event.

52	Hertz Global Holdings, Inc. 2018 Proxy Statement

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the CEO. Registrants must comply with the pay ratio rule for the first fiscal year beginning on or after January 1, 2017.

The following table sets forth the median of the 2017 annual total compensation of all of our employees other than our CEO ("Median 2017 Employee Compensation"), the 2017 annual total compensation of our CEO ("2017 CEO Compensation") and the ratio of 2017 CEO Compensation to Median 2017 Employee Compensation. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As a result of our methodology used to determine the pay ratio, which is described below, our pay ratio may not be comparable to the pay ratios of other companies because other companies may rely on different methodologies, estimates or assumptions, or may make adjustments that we do not make.

Pay Ratio Disclosure for 2017 Fiscal Year
Median 2017 Employee Compensation	$30,645
2017 CEO Compensation	$8,046,260
Ratio of 2017 CEO Compensation to Median 2017 Employee Compensation	263 to 1

We selected December 31, 2017 as our determination date to set our employee population for purposes of this disclosure. To determine the Median 2017 Employee Compensation, we then prepared a report of the annual taxable income for all of our employees as of December 31, 2017, excluding any employee that did not have regularly scheduled hours and received no income in 2017. We identified our median employee using this compensation measure (i.e. annual taxable income), which we consistently applied to all of our employees included in the calculation.

From the report on annual taxable income, we selected the median employee.

For this employee we calculated annual total compensation using the same methodology used for calculating the annual total compensation of our NEOs described in the 2017 Summary Compensation Table above. We used this employee's annual total compensation as the Median 2017 Employee Compensation in the calculation above.

Due to our international presence, we considered currency rates by converting amounts for each non-U.S. employee from the applicable foreign currency to the United States Dollar based on the average exchange rate for each month (i.e. January through December) as determined by the financial month-end rates.

Ms. Marinello was selected as our CEO for 2017 because she was serving as our CEO on the date we selected to identify our median employee. For purposes of the calculation her annual total compensation for 2017 is calculated in the same manner as described in the 2017 Summary Compensation Table, however, as she began employment on January 3, 2017, we have used her annual salary of $1,450,000 instead of the amount shown in the Summary Compensation Table of $1,416,539 for purposes of this calculation.

53	Hertz Global Holdings, Inc. 2018 Proxy Statement

Ownership of Our Common Stock

Stock Ownership of Officer, Directors and Certain Beneficial Owners

The following table sets forth information as of March 27, 2018, unless another date is specified below, with respect to the ownership of our common stock by:

•	each person known to own beneficially more than 5% of our common stock;

•	each of the directors or director nominees of the Company;

•	each of the executive officers named in the Summary Compensation Table; and

•	all of the Company’s executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of March 27, 2018, we had 84,055,186 shares of our common stock outstanding.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the knowledge of the Company, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 8501 Williams Road, Estero, FL 33928.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent %
Carl Icahn(1)	29,263,869	34.82%
PAR Investment Partners, L.P.(2)	5,888,576	7.01%
The Vanguard Group(3)	4,913,647	5.85%
Dimensional Fund Advisors LP(4)	4,843,235	5.76%
Gamco Investors, Inc.(5)	4,814,084	5.73%
BlackRock, Inc.(6)	4,357,336	5.18%
Glenview Capital Management, LLC(7)	4,307,353	5.12%
David Barnes	17,038	**
SungHwan Cho	13,270	**
Carolyn Everson(9)	37,764	**
Vincent Intrieri(9)	34,863	**
Henry Keizer(10)	37,277	**
Daniel Ninivaggi	19,421	**
Kathryn Marinello	50,391	**
Anindita Mukherjee	—	**
Thomas Kennedy(12)	73,283	**
Tyler Best(12)	66,751	**
Michel Taride(12)	85,325	**
Richard Frecker	12,911	**
John Tague(11)(12)	293,591	**

54	Hertz Global Holdings, Inc. 2018 Proxy Statement

Ownership of Our Common Stock

Jeffrey Foland(11)(12)	118,468	**
Alexandria Marren(11)	4,142	**
All directors and executive officers as a group(8)	466,912	**
 **Less than 1%.

(1)
Represents shares held by the following group of entities associated with Mr. Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”). The principal business address of each of (i) High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601, and (ii) Carl Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153. Each of Hopper, Barberry and Carl Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares which High River directly beneficially owns. Each of Hopper, Barberry and Carl Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl Icahn disclaims beneficial ownership of such shares for all other purposes. The immediately preceding information in this footnote is based solely on the Schedule 13D/A filed with the SEC on November 10, 2016 and Schedule 13F filed with the SEC on February 14, 2018 by Carl Icahn and entities associated with Carl Icahn.

(2)
A report on Schedule 13G/A, filed February 14, 2018, disclosed that PAR Investment Partners, L.P. and its affiliates were the beneficial owner of 5,888,576 shares of common stock as of December 31, 2017. PAR Investment Partners, L.P. has reported that it has (i) sole power to vote or direct the vote of 5,888,576 shares of common stock, (ii) sole power to dispose of or direct the disposition of 5,888,576 shares of common stock, (iii) shared power to vote or direct the vote of 0 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 0 shares of common stock. The address of PAR Investment Partners, L.P. is 200 Clarendon Street, Floor 48, Boston, MA 02116. All information regarding PAR Investment Partners, L.P. is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 14, 2018.

(3)
A report on Schedule 13G/A, filed February 9, 2018, disclosed that The Vanguard Group, an investment adviser, was the beneficial owner of 4,913,647 shares of common stock as of December 31, 2017. The Vanguard Group has reported that it has (i) sole power to vote or direct the vote of 67,062 shares of common stock, (ii) sole power to dispose of or direct the disposition of 4,841,568 shares of common stock, (iii) shared power to vote or direct the vote of 8,466 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 72,079 shares of common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. All information regarding The Vanguard Group is based on that entity’s report on Schedule 13G, filed with the SEC on February 9, 2018.

(4)
A report on Schedule 13G, filed February 9, 2018, disclosed that Dimensional Fund Advisors LP, an investment adviser, was the beneficial owner of 4,843,235 shares of common stock as of December 31, 2017. Dimensional Fund Advisors LP has reported that it has (i) sole power to vote or direct the vote of 4,781,904 shares of common stock, (ii) sole power to dispose of or direct the disposition of 4,843,235 shares of common stock, (iii) shared power to vote or direct the vote of 0 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 0 shares of common stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding Dimensional Fund Advisors LP is based on that entity’s report on Schedule 13G, filed with the SEC on February 9, 2018.

(5)
A report on Schedule 13F filed February 14, 2018, disclosed that GAMCO Investors, Inc., public company listed on the New York Stock Exchange, and its affiliates were the beneficial owner of 4,814,084 shares of common stock as of December 31, 2017. GAMCO Investors, Inc., along with Mario Gabelli and certain of its affiliates have indirect power to power to vote or direct the vote of and sole power to dispose of or direct the disposition of all 4,483,184 shares of common stock. The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580. All information regarding GAMCO Investors, Inc. is based on that entity’s report on Schedule 13D/A filed with the SEC on May 24, 2017 and Schedule 13F filed with the SEC on February 14, 2018.

(6)
A report on Schedule 13G, filed February 1, 2018, disclosed that BlackRock Inc., an investment adviser, was the beneficial owner of 4,357,336 shares of common stock as of December 31, 2017. Blackrock Inc. has reported that it has (i) sole power to vote or direct the vote of 4,179,871 shares of common stock, (ii) sole power to dispose of or direct the disposition of 4,357,336 shares of common stock, (iii) shared power to vote or direct the vote of 0 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 0 shares of common stock. The address of BlackRock Inc. is 555 East 52nd Street, New York, New York 10055. All information regarding BlackRock Inc. is based on that entity’s report on Schedule 13G, filed with the SEC on February 1, 2018.

(7)
A report on Schedule 13G/A, filed February 14, 2018, disclosed that Glenview Capital Management, LLC, an investment advisor, and its affiliates were the beneficial owner of 4,307,353 shares of common stock as of December 31, 2017. Glenview Capital Management, LLC has reported that it has (i) sole power to vote or direct the vote of 0 shares of common stock, (ii) sole power to dispose of or direct the disposition of 0 shares of common stock, (iii) shared power to vote or direct the vote of 4,307,353 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 4,307,353 shares of common stock. The address of Glenview Capital Management, LLC is 767 Fifth Avenue, 44th Floor, New York, New York 10153. All information regarding Glenview Capital Management, LLC is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 14, 2018.

(8)
Includes employee and/or director stock options held directly by the beneficial owner which are currently exercisable or which will become exercisable within sixty days; restricted stock units reported as owned outright or which will vest within sixty days; phantom shares issued under the Director Compensation Policy; and any shares that were purchased pursuant to the Company’s employee stock purchase plan.

(9)	Includes the following phantom shares issued under the Director Compensation Policy: (i) 12,758 for Ms. Everson and (ii) 12,734 for Mr. Intrieri.

(10)	Mr. Keizer’s shares are jointly held with his wife.

55	Hertz Global Holdings, Inc. 2018 Proxy Statement

Ownership of Our Common Stock

(11)
The amounts reported for (i) Mr. Tague are as of the last date of his employment, January 2, 2017, (ii) Mr. Foland are as of the last date of his employment, February 28, 2017 and (iii) Ms. Marren are as of the last date of her employment, October 31, 2017.

(12)	Includes the following stock options: (i) for Mr. Tague 212,131, (ii) for Mr. Kennedy 35,272, (iii) for Mr. Foland 35,188, (iv) for Mr. Taride 31,738 and (v) for Mr. Best 37,941.

Compensation Committee Interlocks and Insider Participation

During 2017, Messrs. Barnes, Berquist and Ninivaggi and Mses. Everson and Fayne Levinson served as members of our Compensation Committee. None of these individuals: (i) served as an officer or employee of the Company during 2017 or (ii) was formerly an officer of the Company.

During the year 2017: (i) none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; (ii) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and (iii) none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC. These persons are required to provide us with copies of all such filed forms. Based on a review of reports filed by the Company’s directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, the Company believes that all reports required to be filed by the Company’s reporting persons during fiscal year 2017 were timely filed, with the exception of one late Form 4 filing by each of Jodi Allen, Tyler Best, Carolyn Everson, Richard Frecker, Vincent Intrieri, Thomas Kennedy, Robin Kramer, Alexandria Marren, Michel Taride and Eliana Zem. The late filings were due to inadvertent administrative errors by the Company.

56	Hertz Global Holdings, Inc. 2018 Proxy Statement

Proxy Procedures and Information About the Annual Meeting

Stockholders Entitled to Vote at the Annual Meeting

Our Board has established the record date for the 2018 Annual Meeting as March 27, 2018. Only holders of record of the Company’s common stock at the close of business on the record date are entitled to receive the Notice and vote at the 2018 Annual Meeting. On March 27, 2018, the Company had 84,055,186 shares of common stock outstanding.

Voting Procedures

If you are a stockholder of record, you may vote as set forth in the Notice, or as follows:

●	Voting by Internet: Follow the instructions on www.proxyvote.com or at www.virtualshareholdermeeting.com/HTZ2018.
●	Voting by Telephone: Call 1-800-690-6903 and follow the instructions provided by the recorded message.
●	Voting by Mail: Complete, sign and date the proxy card included in the printed proxy materials.

Notice of Internet Availability of Proxy Materials

We are permitted to furnish proxy materials, including this proxy statement and our annual report to stockholders for 2017, to our stockholders by providing access to such documents on the Internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested.

Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.

Voting Options; Quorum

The Board recommends a vote “for” proposals 1, 2 and 3. Below is a summary of the vote required for adoption of each proposal and the respective effect of abstentions and broker non-votes. For more detailed information, see each respective proposal.

Proposal	Vote Required for Adoption	Effect of Abstentions	Effect of Broker Non-Votes
Election of directors	Majority of shares cast	No effect	No effect
Ratification of PricewaterhouseCoopers LLP	Majority of shares present	Vote “against”	No effect
Advisory vote on executive compensation	Majority of shares present	Vote “against”	No effect

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the 2018 Annual Meeting constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in “street name” for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

If you are a holder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Under NYSE rules, your broker is permitted to vote on Proposal 2 even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on any other proposal if it does not receive instructions from you.

57	Hertz Global Holdings, Inc. 2018 Proxy Statement

Proxy Procedures and Information About the Annual Meeting

Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors. Unless a stockholder gives instructions to the contrary, proxies will be voted in accordance with the Board’s recommendations.

Attending the Annual Meeting

We will conduct the 2018 Annual Meeting exclusively via the Internet. You are entitled to attend and participate in the virtual annual meeting only if you were a stockholder as of the close of business on March 27, 2018 or if you hold a valid proxy for the 2018 Annual Meeting. If you plan to attend the 2018 Annual Meeting online, please be aware of the procedures described below. If you do not comply with the procedures described for attending the 2018 Annual Meeting online, you will not be able to access the 2018 Annual Meeting held via the Internet.

Stockholders may participate in the 2018 Annual Meeting by visiting www.virtualshareholdermeeting.com/HTZ2018. Interested persons who were not stockholders as of the close of business on March 27, 2018 may view, but not participate, in the 2018 Annual Meeting via www.virtualshareholdermeeting.com/HTZ2018. In order to attend and participate in the 2018 Annual Meeting, stockholders of record will need to use their control number to log into www.virtualshareholdermeeting.com/HTZ2018 and follow the provided instructions. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s web site and selecting the stockholder communications mailbox to link through to the 2018 Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank or other nominee. Stockholders who wish to submit a question must do so in advance of the 2018 Annual Meeting through www.virtualshareholdermeeting.com/HTZ2018.

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the 2018 Annual Meeting. We encourage stockholders to vote well before the 2018 Annual Meeting, even if they plan to attend the 2018 Annual Meeting via the Internet, by completing proxies online or by telephone, or by mailing their proxy cards. Stockholders can vote via the Internet in advance of or during the 2018 Annual Meeting. Voting online during the meeting will replace any previous votes, and the online polls will close after the presentation of the last proposal at the 2018 Annual Meeting.

Revocation of Proxies

Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the 2018 Annual Meeting, via the Internet, by telephone, by mail or by delivering instructions to our Corporate Secretary before the 2018 Annual Meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank or other nominee that holds their shares or by voting online during the 2018 Annual Meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of our Board by mail or telephone, on the Internet or in person, and Hertz will pay the solicitation costs on behalf of the Company. We have retained Alliance Advisors (“Alliance”), 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, to aid in the solicitation process. For these and related advisory services, we will pay Alliance a fee of approximately $18,000 and reimburse them for certain out-of-pocket disbursements and expenses. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and Hertz will reimburse those record holders for their reasonable expenses on behalf of the Company.

Broadridge Financial Solutions, Inc. has been retained by Hertz to facilitate the distribution of proxy materials at a customary fee plus distribution costs and other costs and expenses.

Additional Information

The 2017 Annual Report is filed with the SEC and may also be obtained via a link posted on the “Investor Relations” portion of our website, www.hertz.com. Copies of the 2017 Annual Report, or any exhibits thereto, will be sent within

58	Hertz Global Holdings, Inc. 2018 Proxy Statement

Proxy Procedures and Information About the Annual Meeting

a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: Corporate Secretary.

Other Business

Our Board is not aware of any other matters to be presented at the 2018 Annual Meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice, which indicates that that our proxy materials and annual report to stockholders for 2017 will be made available on the Internet at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.

Proposals for 2019 Annual Meeting of Stockholders

The Company will review for inclusion in next year’s proxy statement stockholder proposals received by December 7, 2018. Such proposals must satisfy all applicable requirements of Rule 14a-8 of the Securities Exchange Act and should be sent to Richard Frecker, Executive Vice President, General Counsel and Secretary of the Company at 8501 Williams Road, Estero, Florida 33928.

Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2019 annual meeting by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Executive Vice President, General Counsel and Secretary of the Company containing certain information specified in the By-laws and who was a stockholder of record at the time such notice was given. To be timely for our 2019 annual meeting, such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 22, 2019, and no later than February 21, 2019, except that if the 2019 annual meeting is held before April 22, 2019 or after July 31, 2019, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Our By-laws require that stockholder recommendations for nominees to the Board must include, among other things, the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board, if elected. Stockholders who intend to submit nominations to the Board must comply with all provisions of our By-laws and provide timely written notice thereof.

2017 Annual Report to Stockholders

The 2017 Annual Report to Stockholders is being made available on or about April 6, 2018 to persons who were stockholders of record as of March 27, 2018, the record date for the 2018 Annual Meeting. These materials do not form part of the material for the solicitation of proxies.
By order of the Board,
Executive Vice President,
General Counsel and Secretary
Estero, Florida
April 3, 2018

59	Hertz Global Holdings, Inc. 2018 Proxy Statement

Annex A - Non-GAAP Measures

The term “GAAP” refers to accounting principles generally accepted in the United States of America. Definitions of non-GAAP measures used in this proxy statement are set forth below. Also set forth below is a summary of the reasons why management of the Company believes that use of the non-GAAP financial measures included in this proxy statement provide useful information regarding the Company's financial condition and results of operations and additional purposes for which management of the Company utilizes the non-GAAP measures. Non-GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP.

"Gross EBITDA" is defined as net income (loss) from continuing operations before net interest expense, income taxes and depreciation (which includes lease charges on revenue earning vehicles) and amortization. "Corporate EBITDA", as presented herein, represents Gross EBITDA as adjusted for vehicle debt interest, vehicle depreciation and vehicle debt-related charges. "Adjusted Corporate EBITDA", as presented herein, represents Corporate EBITDA as adjusted for certain other miscellaneous, non-recurring, or non-cash items, as described in more detail in the accompanying reconciliation that follows. "EBITDA Margin" is Adjusted Corporate EBITDA divided by revenue for the year in question.

Management uses Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA as operating performance metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. Further, Gross EBITDA enables management and investors to isolate the effects on profitability of operating metrics such as revenue, direct vehicle and operating expenses and selling, general and administrative expenses, which enables management and investors to evaluate our business segments that are financed differently and have different depreciation characteristics and compare our performance against companies with different capital structures and depreciation policies. We also present Adjusted Corporate EBITDA as a supplemental measure because such information is utilized in the determination of certain executive compensation as set forth in this proxy statement.

Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance, investors should not consider Gross EBITDA, Corporate EBITDA or Adjusted Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss) from continuing operations or income (loss) from continuing operations before income taxes.

The following table reconciles income (loss) from continuing operations before income taxes, the most comparable GAAP measure, to Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA.

60	Hertz Global Holdings, Inc. 2018 Proxy Statement

Annex A - Non-GAAP Measures

Reconciliation of Income (Loss) From Continuing Operations Before Income Taxes to Gross EBITDA,
Corporate EBITDA and Adjusted Corporate EBITDA
Unaudited

(In millions)	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Income (loss) from continuing operations before income taxes	$(575)	$(470)	$132
Depreciation and amortization	3,038	2,866	2,707
Interest, net of interest income	637	624	599
Gross EBITDA	$3,100	$3,020	$3,438
Revenue earning vehicle depreciation and lease charges, net	(2,798)	(2,601)	(2,433)
Vehicle debt interest	(331)	(280)	(253)
Vehicle debt-related charges(a)	32	28	42
Loss on extinguishment of vehicle-related debt(b)	—	6	—
Corporate EBITDA	$3	$173	$794
Non-cash stock-based employee compensation charges(d)	19	13	16
Restructuring and restructuring related charges(c)(d)	20	53	84
Sale of CAR, Inc. common stock(e)	(3)	(84)	(133)
Impairment charges and asset write-downs(f)	118	340	57
Information technology and finance transformation costs(g)	68	53	—
Other items(h)	42	5	40
Adjusted Corporate EBITDA	$267	$553	$858

(a)	Represents debt-related charges relating to the amortization of deferred financing costs and debt discounts and premiums.

(b)	In 2016, amount represents $6 million of deferred financing costs written off as a result of terminating and refinancing various vehicle debt.

(c)
Represents charges incurred under restructuring actions as defined in GAAP, excluding impairments and asset write-downs, which are shown separately in the table. Also includes restructuring related charges such as incremental costs incurred directly supporting business transformation initiatives. Such costs include transition costs incurred in connection with business process outsourcing arrangements and incremental costs incurred to facilitate business process re-engineering initiatives that involve significant organization redesign and extensive operational process changes. Also includes $5 million, $8 million and $38 million of consulting costs and legal fees related to the previously disclosed accounting review and investigation in 2017, 2016 and 2015, respectively.

(d)
For purposes of this reconciliation, due to the nature of certain costs, $2 million of restructuring and restructuring related costs have been reclassed to non-cash stock-based compensation charges for the twelve months ended December 31, 2017.

(e)	Represents the pre-tax gain on the sale of CAR Inc. common stock.

(f)
In 2017, primarily represents an $86 million impairment of the Dollar Thrifty tradenames and an impairment of $30 million related to an equity method investment. In 2016, primarily comprised of a $172 million impairment of goodwill associated with the Company's vehicle rental operations in Europe, a $120 million impairment of the Dollar Thrifty tradenames, a $25 million impairment of certain tangible assets used in the U.S. RAC segment in conjunction with a restructuring program and an $18 million impairment of the net assets held for sale related to the Company's Brazil operations. In 2015, primarily comprised of a $40 million impairment of an international tradename associated with the Company's former equipment rental business, a $6 million impairment of the former Dollar Thrifty headquarters, a $5 million impairment of a building in the U.S. RAC segment and a $3 million impairment of a corporate asset.

(g)
Represents costs associated with the Company’s information technology and finance transformation programs, both of which are multi-year initiatives that commenced in 2016 to upgrade and modernize the Company’s systems and processes.

(h)
Represents miscellaneous and non-recurring items. In 2017 primarily comprised of net expenses of $16 million associated with the effect of the hurricanes and charges of $8 million associated with strategic financings, offset by a $6 million gain on the sale of the Company's Brazil Operations and a return of capital from an equity method investment resulting in a $4 million gain. Also includes charges of $5 million relating to PLPD as a result of a terrorist event. For 2016, includes a $9 million settlement gain from an eminent domain case related to one of the Company's airport locations. For 2015, includes a $23 million charge recorded in relation to a French road tax matter, $5 million of costs related to the integration of Dollar Thrifty and $5 million in relocation expenses incurred in connection with the relocation of the Company's corporate headquarters to Estero, Florida.

61	Hertz Global Holdings, Inc. 2018 Proxy Statement

Hertz

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HTZ2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44690-P05570

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERTZ GLOBAL HOLDINGS, INC.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

Nominees:	For	Against	Abstain
1a. David Barnes	☐	☐	☐
1b. SungHwan Cho	☐	☐	☐
1c. Vincent Intrieri	☐	☐	☐
1d. Henry Keizer	☐	☐	☐
1e. Kathryn Marinello	☐	☐	☐
1f. Anindita Mukherjee	☐	☐	☐
1g. Daniel Ninivaggi	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

E44691-P05570

Hertz

Proxy — Hertz Global Holdings, Inc.

2018 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the 2018 Annual Meeting of Stockholders

Kathryn Marinello, Thomas Kennedy and Richard Frecker, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2018 Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 22, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with direction of the stockholder set forth on the reverse side. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of David Barnes, SungHwan Cho, Vincent Intrieri, Henry Keizer, Kathryn Marinello, Anindita Mukherjee and Daniel Ninivaggi; FOR Proposal 2, ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered certified public accounting firm for the year 2018; and FOR Proposal 3, approval, by a non-binding advisory vote, of the named executive officers' compensation.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Items to be voted appear on reverse side.)